EX 2.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CORRFLEX GRAPHICS, LLC

AND

CHESAPEAKE DISPLAY AND PACKAGING COMPANY

April 20, 2001

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.1. Accounts.

Section 1.2. Affiliate.

Section 1.3. Agreement.

Section 1.4. Assets.

Section 1.5. Assignment and Assumption Agreement.

Section 1.6. Assumed Liabilities.

Section 1.7. Bill of Sale.

Section 1.8. Books and Records.

Section 1.9. Business Day.

Section 1.10. Buyer.

Section 1.11. Buyer’s Consents.

Section 1.12. Buyer’s Plan.

Section 1.13. Closing.

Section 1.14. Closing Date.

Section 1.15. Code.

Section 1.16. Continuing Employee.

Section 1.17. Contracts.

Section 1.18. Effective Time of Closing.

Section 1.19. Employee.

Section 1.20. Employee Benefit Plans.

Section 1.21. Environmental Laws.

Section 1.22. Environmental Permits.

Section 1.23. ERISA.

Section 1.24. Equipment.

Section 1.25. Excluded Assets.

Section 1.26. Excluded Intangibles.

Section 1.27. Final Adjusted Working Capital.

Section 1.28. Final Purchase Price.

Section 1.29. Final Statement of Adjusted Working Capital.

Section 1.30. Financial Statements.

Section 1.31. GAAP.

Section 1.32. Governmental Authority.

Section 1.33. Hazardous Substance.

Section 1.34. HSR Act.

Section 1.35. Initial Adjusted Working Capital.

Section 1.36. Initial Purchase Price.

Section 1.37. Initial Statement of Adjusted Working Capital.

Section 1.38. Intangibles.

Section 1.39. Interim Financial Statements.

Section 1.40. Inventory.

Section 1.41. Knowledge of Seller.

Section 1.42. Law.

Section 1.43. Liens.

Section 1.44. Material Adverse Effect.

Section 1.45. Opinion of Buyer’s Counsel.

Section 1.46. Opinion of Seller’s Counsel.

Section 1.47. Parent.

Section 1.48. Parent Guaranty and Non-Competition Agreement.

Section 1.49. Permits.

Section 1.50. Permitted Liens.

Section 1.51. Person.

Section 1.52. Plant Sites.

Section 1.53. Real Property.

Section 1.54. Seller.

Section 1.55. Seller’s Consents.

Section 1.56. Seller’s Plan.

Section 1.57. Software.

Section 1.58. Special Accounting Principles.

Section 1.59. Tax or Taxes.

Section 1.60. Tax Return.

Section 1.61. Transition Services Agreement.

Section 1.62. U.S. Display Business.

Section 1.63. WARN.

ARTICLE II PURCHASE AND SALE

Section 2.1. Purchase and Sale; Assignment and Assumption.

Section 2.2. Payment of the Initial Purchase Price.

Section 2.3. Final Statement of Adjusted Working Capital; Settlement of Final Purchase Price.

Section 2.4. Deliveries at Closing.

Section 2.5. No Assumption of Other Liabilities.

Section 2.6. Rebates, Programs and Allowances.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1. Organization of Seller.

Section 3.2. Authorization; Enforceability.

Section 3.3. No Violation or Conflict by Seller.

Section 3.4. Title to and Sufficiency of Assets.

Section 3.5. No Litigation.

Section 3.6. Inventory.

Section 3.7. Contracts.

Section 3.8. Accounts.

Section 3.9. Condition of Equipment and Facilities.

Section 3.10. Financial Statements; Projections.

Section 3.11. Compliance with Law.

Section 3.12. Taxes.

Section 3.13. Employment Agreements and Benefits.

Section 3.14. Labor Matters.

Section 3.15. Intangibles.

Section 3.16. Fees and Expenses of Brokers and Others.

Section 3.17. Orders, Commitments and Returns.

Section 3.18. No Material Adverse Change.

Section 3.19. Environmental Conditions.

Section 3.20. Related Party Transactions.

Section 3.21. Real Property.

Section 3.22. Customers.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1. Organization of Buyer.

Section 4.2. Authorization; Enforceability.

Section 4.3. No Violation or Conflict by Buyer.

Section 4.4. No Litigation.

Section 4.5. No Broker.

ARTICLE V CERTAIN MATTERS PENDING THE CLOSING

Section 5.1. Carry on in Regular Course.

Section 5.2. Indebtedness.

Section 5.3. Compensation.

Section 5.4. Compliance with Law.

Section 5.5. Access.

Section 5.6. Cooperation.

Section 5.7. Publicity.

Section 5.8. Confidentiality.

Section 5.9. Environmental Due Diligence.

Section 5.10. Employment Agreements with Key Employees.

Section 5.11. Exclusivity.

Section 5.12. Buyer’s Financing.

Section 5.13. Interim Financial Statements and Monthly Financial Statements.

Section 5.14. Post Closing Access and Cooperation.

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Section 6.1. Compliance with Agreement.

Section 6.2. Proceedings and Instruments Satisfactory.

Section 6.3. No Litigation.

Section 6.4. Representations and Warranties.

Section 6.5. Antitrust Filings.

Section 6.6. Seller’s Consents; Material Environmental Permits.

Section 6.7. Financing.

Section 6.8. Deliveries at Closing.

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Section 7.1. Compliance with Agreement.

Section 7.2. Proceedings and Instruments Satisfactory.

Section 7.3. No Litigation.

Section 7.4. Representations and Warranties.

Section 7.5. Antitrust Filings.

Section 7.6. Buyer’s Consents.

Section 7.7. Deliveries at Closing.

ARTICLE VIII INDEMNITIES AND ADDITIONAL COVENANTS

Section 8.1. Seller’s Indemnity.

Section 8.2. Buyer’s Indemnity.

Section 8.3. Arbitration of Indemnity Claims.

Section 8.4. Bulk Sales Compliance.

Section 8.5. Additional Instruments.

Section 8.6. Employment Matters.

Section 8.7. Allocation of Purchase Price.

Section 8.8. Access to Books and Records.

Section 8.9. Use of Excluded Intangibles.

Section 8.10. Cinnaminson Facility.

ARTICLE IX TERMINATION

Section 9.1. Termination.

Section 9.2. Rights on Termination; Waiver.

ARTICLE X MISCELLANEOUS

Section 10.1. Transfer Taxes and Fees.

Section 10.2. Entire Agreement; Amendment.

Section 10.3. Expenses.

Section 10.4. Governing Law.

Section 10.5. Assignment.

Section 10.6. Notices.

Section 10.7. Counterparts; Headings.

Section 10.8. Interpretation.

Section 10.9. Severability.

Section 10.10. No Reliance.

Section 10.11. Specific Performance.

EXHIBITS

Exhibit 1.5 Assignment and Assumption Agreement

Exhibit 1.6 Assumed Liabilities

Exhibit 1.7 Bill of Sale

Exhibit 1.17 Contracts

Exhibit 1.24 Equipment

Exhibit 1.25 Excluded Assets

Exhibit 1.26 Excluded Intangibles

Exhibit 1.30 Financial Statements

Exhibit 1.37 Initial Statement of Adjusted Working Capital

Exhibit 1.38 Intangibles

Exhibit 1.41 Seller’s Knowledge

Exhibit 1.45 Opinion of Buyer’s Counsel

Exhibit 1.46 Opinion of Seller’s Counsel

Exhibit 1.48 Parent Guaranty and Non-Competition Agreement

Exhibit 1.49 Permits

Exhibit 1.50 Permitted Liens

Exhibit 1.52 Plant Sites

Exhibit 1.53 Real Property

Exhibit 1.58 Special Accounting Principles

Exhibit 1.61 Transition Services Agreement

Exhibit 2.6 Rebates, Programs and Allowances

Exhibit 3.1 Foreign Qualifications

Exhibit 3.3 Seller’s Consents

Exhibit 3.5 Litigation

Exhibit 3.7 Seller’s Contract Consents

Exhibit 3.8 Accounts

Exhibit 3.10 Projections

Exhibit 3.12 Taxes

Exhibit 3.13 Employment and Benefits Agreements

Exhibit 3.14 Labor Matters

Exhibit 3.17 Customer Claims Against Seller

Exhibit 3.18 Material Adverse Change

Exhibit 3.19 Environmental Conditions

Exhibit 3.20 Related Party Transactions

Exhibit 3.22 Customers

Exhibit 4.3 Buyer’s Consents

Exhibit 5.1 Actions not in Regular Course

Exhibit 5.9 Environmental Due Diligence

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, made as of April 20, 2001, by and between CORRFLEX GRAPHICS, LLC, a North Carolina limited liability company, and CHESAPEAKE DISPLAY AND PACKAGING COMPANY, an Iowa corporation.

RECITALS

WHEREAS, Seller owns the Assets, is a party to the Contracts and is subject to the Assumed Liabilities, which Assets, Contracts and Assumed Liabilities are employed by Seller in its U.S. Display Business; and

WHEREAS, Seller desires to sell the Assets and assign the Contracts and Assumed Liabilities to Buyer, and Buyer desires to purchase the Assets and accept assignment of the Contracts and Assumed Liabilities from Seller, all on the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, the sole shareholder of Seller, desires to unconditionally guaranty all of Seller’s obligations hereunder.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

  ARTICLE I
  DEFINITIONS

  When used in this Agreement, the following terms shall have the meanings specified:

    Section 1.1.Accounts.

    "Accounts" shall mean all accounts receivable, notes receivable, prepaid expenses and associated rights (including, without limitation, all security deposits, letters of credit and security documents) arising from the sale of goods and services by the U.S. Display Business in the ordinary course of business and existing as of the Effective Time of the Closing.

    Section 1.2.Affiliate.

    "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

    Section 1.3.Agreement.

    "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

    Section 1.4.Assets.

    "Assets" shall mean all of the tangible and intangible assets owned by Seller and used in the conduct of the U.S. Display Business as of the Effective Time of Closing, including, but not limited to, the Accounts, the Equipment owned by Seller, all Real Property owned by Seller, all Intangibles owned by Seller, the Inventory, the Books and Records, and all Permits held by Seller that are transferable to Buyer, together with all goodwill associated with the U.S. Display Business (to the extent such goodwill is not included in such Intangibles); provided, however, that the term "Assets" shall exclude the Excluded Assets, the Contracts and those items of real or personal property leased or licensed pursuant thereto.

    Section 1.5.Assignment and Assumption Agreement.

    "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement, in the form of Exhibit 1.5 attached hereto, to be executed by Buyer and Seller for the assignment of the Contracts and the Assumed Liabilities from Seller to Buyer.

    Section 1.6.Assumed Liabilities.

    "Assumed Liabilities" shall mean Seller’s "current liabilities" outstanding as of the Effective Time of Closing, as reflected on the Final Statement of Adjusted Working Capital, together with all liabilities relating to periods from and after the Effective Time of Closing under the Contracts and those items set forth on Exhibit 1.6 attached hereto.

    Section 1.7.Bill of Sale.

    "Bill of Sale" shall mean the bill of sale with respect to the Assets, to be executed by Seller in favor of Buyer, in the form of Exhibit 1.7 attached hereto.

    Section 1.8.Books and Records.

    "Books and Records" shall mean original or true and complete copies of Seller’s books, records, data and information relating primarily to the U.S. Display Business, including, without limitation, all customer lists, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence, records, books and files now or hereafter owned by Seller and relating primarily to the U.S. Display Business; provided, however, that Books and Records shall not include books, records or other materials relating (i) to assets or contracts other than the Assets and Contracts, (ii) to outdated matters without relevance to the ongoing business of the U.S. Display Business, Buyer’s use following Closing of the Assets and Contracts, or Buyer’s satisfaction of the Assumed Liabilities, or (iii) primarily to businesses of Seller other than the U.S. Display Business; provided further, however, that Seller will provide Buyer access pursuant to Section 5.5 to any books, records and other materials retained by it which have relevance to the Assets, Contracts, Assumed Liabilities and the business of the U.S. Display Business.

    Section 1.9.Business Day.

    "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, are generally authorized to close.

    Section 1.10.Buyer.

    "Buyer" shall mean CorrFlex Graphics, LLC, a North Carolina limited liability company.

    Section 1.11.Buyer’s Consents.

    "Buyer’s Consents" shall mean all consents, approvals, certificates and authorizations required to be obtained by Buyer in connection with the transactions contemplated herein that are specifically identified on Exhibit 4.3 attached hereto.

    Section 1.12.Buyer’s Plan.

    "Buyer’s Plan" shall mean one or more defined contribution plans that are qualified under Section 401(a) of the Code and that are established or designated by Buyer to accept rollover contributions from Seller’s Plan in accordance with Section 8.7 hereof.

    Section 1.13.Closing.

    "Closing" shall mean the conference held at 9:00 a.m., local time, on the Closing Date, at the offices of Robinson, Bradshaw & Hinson, counsel to Buyer, in Charlotte, North Carolina.

    Section 1.14.Closing Date.

    "Closing Date" shall mean the second Business Day following satisfaction of the conditions to Closing set forth in Articles VI and VII hereof, or such other date as the parties hereto may mutually agree in writing, on which date the Closing shall occur.

    Section 1.15.Code.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    Section 1.16.Continuing Employee.

    "Continuing Employee" shall mean any Employee of the U.S. Display Business who is offered and accepts employment with Buyer from and after the Effective Time of Closing.

    Section 1.17.Contracts.

    "Contracts" shall mean only those contracts, agreements, leases, licenses, relationships and commitments that are listed on Exhibit 1.17 attached hereto.

    Section 1.18.Effective Time of Closing.

    "Effective Time of Closing" shall mean 12:01 a.m., local time, on the Closing Date.

    Section 1.19.Employee.

    "Employee" shall mean any person employed by Seller in its U.S. Display Business prior to the Effective Time of Closing.

    Section 1.20.Employee Benefit Plans.

    "Employee Benefit Plans" shall mean "employee benefit plans" as defined in Section 3(3) of ERISA and any other plans pursuant to which Seller has any continuing obligation to provide compensation or other benefits to any present and former Employee of the U.S. Display Business, or any beneficiary thereof.

    Section 1.21.Environmental Laws.

    "Environmental Laws" shall mean any Laws relating to the protection of safety, health or the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminates, chemicals or industrial, toxic or hazardous substances or wastes, and specifically including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.  9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C.  1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.  6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.  1251 et seq.), the Clean Air Act (42 U.S.C.  7401 et seq.), the Toxic Substances Control Act (15 U.S.C.  2601 et seq.), the Safe Drinking Water Act (42 U.S.C.  300 et seq.) and the Occupational Safety and Health Act (29 U.S.C.  651 et seq.), as such laws and regulations have been or are amended or supplemented at any time prior to the Effective Time of Closing, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local statutes.

    Section 1.22.Environmental Permits.

    "Environmental Permits" shall mean all material environmental licenses, permits, approvals, authorizations, exemptions, classifications, certificates and registrations made or held by Seller and necessary or required for the conduct of the U.S. Display Business as of the Effective Time of Closing.

    Section 1.23.ERISA.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    Section 1.24.Equipment.

    "Equipment" shall mean all tangible assets (other than Inventory) owned by Seller, or leased or licensed by Seller pursuant to a Contract, and used in the U.S. Display Business as of the Effective Time of Closing, including, but not limited to, all furniture, fixtures, leasehold improvements, machinery, equipment (including computer hardware and data processing and telecommunications equipment), spare parts, tools and rolling stock; provided, however, that the term "Equipment" shall exclude the Excluded Assets. Equipment shall include, without limitation, those items listed on Exhibit 1.24 attached hereto.

    Section 1.25.Excluded Assets.

    "Excluded Assets" shall mean, collectively (i) cash and cash equivalents, (ii) all of the capital stock of Consumer Promotions International, Inc. and Chesapeake Display and Packaging (Canada) Limited, (iii) all of the membership interest in Color-Box, LLC owned or held by Seller, (iv) all rights of Seller under those contracts, agreements, leases, licenses, relationships and contracts that are not included among the Contracts (including, without limitation, rebates receivable under any paper supply agreements), (v) the Excluded Intangibles; and (vi) those assets specifically listed on Exhibit 1.25 attached hereto.

    Section 1.26.Excluded Intangibles.

    "Excluded Intangibles" shall mean those intangible assets owned, leased, licensed or otherwise used by Seller that are described on Exhibit 1.26 attached hereto.

    Section 1.27.Final Adjusted Working Capital.

    "Final Adjusted Working Capital" shall mean an amount equal to "current assets" minus "current liabilities" as reflected on the Final Statement of Adjusted Working Capital.

    Section 1.28.Final Purchase Price.

    "Final Purchase Price" shall mean the Initial Purchase Price as adjusted pursuant to Section 2.3 hereof.

    Section 1.29.Final Statement of Adjusted Working Capital.

    "Final Statement of Adjusted Working Capital" shall mean the unaudited special purpose statement of adjusted working capital of Seller as of the Effective Time of Closing, to be prepared and delivered in accordance with Section 2.3 hereof.

    Section 1.30.Financial Statements.

    "Financial Statements" shall mean the unaudited condensed balance sheet of the U.S. Display Business as of December 31, 2000, and the unaudited condensed income statements of the U.S. Display Business for the fiscal years ended December 31, 1998, 1999, and 2000, copies of which are attached hereto as Exhibit 1.30.

    Section 1.31.GAAP.

    "GAAP" shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.

    Section 1.32.Governmental Authority.

    "Governmental Authority" shall mean any federal, state, local or other governmental authority, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity having legal jurisdiction over any matter or Person in question.

    Section 1.33.Hazardous Substance.

    "Hazardous Substance" shall mean and include each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

    Section 1.34.HSR Act.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C.  18a), as amended.

    Section 1.35.Initial Adjusted Working Capital.

    "Initial Adjusted Working Capital" shall mean $24.078 million, being the amount equal to "current assets" minus "current liabilities" as reflected on the Initial Statement of Adjusted Working Capital.

    Section 1.36.Initial Purchase Price.

    "Initial Purchase Price" shall mean $40.0 million.

    Section 1.37.Initial Statement of Adjusted Working Capital.

    "Initial Statement of Adjusted Working Capital" shall mean the unaudited special purpose statement of adjusted working capital of Seller as of December 31, 2000, a copy of which is attached hereto as Exhibit 1.37, which statement has been prepared in accordance with GAAP and in a manner consistent with the past practice of Seller, except as otherwise required by the Special Accounting Principles.

    Section 1.38.Intangibles.

    "Intangibles" shall mean all intangible assets owned or licensed by Seller and used in the conduct of the U.S. Display Business as of the Effective Time of Closing, including: all inventions, patents and patent applications; all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals); all Software; and all other intellectual or industrial property; provided, however, that the term "Intangibles" shall exclude the Excluded Intangibles. Attached hereto as Exhibit 1.38 is a list of all material Intangibles.

    Section 1.39.Interim Financial Statements.

    "Interim Financial Statements" shall mean the unaudited condensed income statement and balance sheet of the U.S. Display Business as of and for the quarter ending April 1, 2001, to be delivered by Seller to Buyer pursuant to Section 5.13(a) hereof.

    Section 1.40.Inventory.

    "Inventory" shall mean all the inventories of goods owned by Seller and held for resale by the U.S. Display Business, all work-in-process of the U.S. Display Business, and all materials and supplies owned by Seller and held for use in the U.S. Display Business (including, without limitation, all fuel, tools, pallets and packaging materials), in each case as of the Effective Time of Closing.

    Section 1.41.Knowledge of Seller.

    "Knowledge of Seller" shall mean the actual knowledge, after due inquiry, of any person listed on Exhibit 1.41 attached hereto.

    Section 1.42.Law.

    "Law" shall mean any (i) law, decree, statute or requirement of any Governmental Authority that is binding on the U.S. Display Business, and the rules, regulations and orders promulgated thereunder, and (ii) any judgment, order or award of any court that is binding on the U.S. Display Business.

    Section 1.43.Liens.

    "Liens" shall mean any and all mortgages, deeds of trust, liens, encumbrances, charges, claims, pledges, security interests or similar impositions, and any options or rights of first refusal.

    Section 1.44.Material Adverse Effect.

    "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations or assets of the U.S. Display Business, taken as a whole; provided, however, that Material Adverse Effect (and the word "material" and phrases of like import) shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (a) public or industry knowledge of the transactions contemplated by this Agreement (including but not limited to any action or inaction by Seller’s Employees, customers or vendors), (b) general economic conditions or other conditions affecting the industries in which Seller competes, including fluctuating conditions resulting from the seasonality of the U.S. Display Business, (c) exclusion of the Excluded Assets, and (d) those matters disclosed on Exhibit 3.18 attached hereto.

    Section 1.45.Opinion of Buyer’s Counsel.

    "Opinion of Buyer’s Counsel" shall mean the opinion of Robinson, Bradshaw & Hinson, P.A., counsel to Buyer, in the form of Exhibit 1.45 attached hereto.

    Section 1.46.Opinion of Seller’s Counsel.

    "Opinion of Seller’s Counsel" shall mean the opinion of Hunton & Williams, counsel to Seller and Parent, in the form of Exhibit 1.46 attached hereto.

    Section 1.47.Parent.

    "Parent" shall mean Chesapeake Corporation, a Virginia corporation and sole shareholder of Seller.

    Section 1.48.Parent Guaranty and Non-Competition Agreement.

    "Parent Guaranty and Non-Competition Agreement" shall mean the Parent guaranty and non-competition agreement among Buyer and Parent, substantially in the form of Exhibit 1.48 attached hereto.

    Section 1.49.Permits.

    "Permits" shall mean all approvals, authorizations, registrations, permits, consents, franchises, grants and licenses of Governmental Authorities necessary or required for the conduct of the U.S. Display Business as of the Effective Time of Closing, all material Permits (other than Environmental Permits) being listed on Exhibit 1.49 attached hereto.

    Section 1.50.Permitted Liens.

    "Permitted Liens" shall mean only those Liens that are specifically listed on Exhibit 1.50 attached hereto.

    Section 1.51.Person.

    "Person" shall mean any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, Governmental Authority, regulatory or self-regulatory authority, agency or other entity.

    Section 1.52.Plant Sites.

    "Plant Sites" shall mean the manufacturing plants and other facilities of Seller listed on Exhibit 1.52 attached hereto.

    Section 1.53.Real Property.

    "Real Property" shall mean the real property described in Exhibit 1.53 hereto, together with improvements located thereon including all appurtenant rights, claims and interests.

    Section 1.54.Seller.

    "Seller" shall mean Chesapeake Display and Packaging Company, an Iowa corporation and a wholly owned subsidiary of Parent.

    Section 1.55.Seller’s Consents.

    "Seller’s Consents" shall mean all consents, approvals, certificates and authorizations required to be obtained by Seller in connection with the transactions contemplated herein that are specifically identified on Exhibits 3.3 and 3.7 attached hereto.

    Section 1.56.Seller’s Plan.

    "Seller’s Plan" shall mean the defined contribution plan that is qualified under Section 401(a) of the Code and that is maintained for the benefit of eligible Employees.

    Section 1.57.Software.

    "Software" shall mean the computer software programs, including operating systems, application programs, software tools, firmware and software embedded in equipment (including both object code and source code versions thereof, if available to Seller without charge), owned by Seller or licensed by Seller pursuant to a Contract and used in the U.S. Display Business as of the Effective Time of Closing, and shall also include written or electronic materials, if available to Seller without charge, that explain the structure or use of Software or that were used in the development of Software, such as logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

    Section 1.58.Special Accounting Principles.

    "Special Accounting Principles" shall mean those principles set forth on Exhibit 1.58 attached hereto to be used in connection with preparing the Financial Statements, the Interim Financial Statements, the Initial Statement of Adjusted Working Capital and the Final Statement of Adjusted Working Capital.

    Section 1.59.Tax or Taxes.

    "Tax" or "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest, penalties (civil or criminal) and additions imposed thereon or with respect thereto.

    Section 1.60.Tax Return.

    "Tax Return" shall mean any report, return, document, schedule or other information supplied or required to be supplied to a taxing authority with respect to Taxes, including any return of an affiliated, combined or unitary group.

    Section 1.61.Transition Services Agreement.

    "Transition Services Agreement" shall mean the Agreement, dated as of the Closing Date, between Parent and Buyer in substantially the form of Exhibit 1.61 attached hereto.

    Section 1.62.U.S. Display Business.

    "U.S. Display Business" shall mean the U.S. Display business of Seller, which consists of (i) designing, manufacturing, assembling, packing and/or distributing point-of-sale displays and merchandizing units, and (ii) providing contract packaging services, including without limitation twinning, multi-packing, vacuum forming, blistering, shrink-wrapping, shrink-banding, labeling, cartoning, carton-joining and overwrapping, in each case, at its U.S. facilities, but excludes the business of Consumer Promotions International.

    Section 1.63.WARN.

  "WARN" shall mean the Worker Adjustment, Retraining and Notification Act of 1988, as amended.

  ARTICLE II
  PURCHASE AND SALE
    Section 2.1.Purchase and Sale; Assignment and Assumption.
      Seller hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall sell, convey, transfer and deliver to Buyer the Assets, free and clear of all Liens except for Permitted Liens, and Buyer hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall purchase the Assets, free and clear of all Liens except for Permitted Liens.
      Seller hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall assign to Buyer the Assumed Liabilities and all rights and obligations arising from and after the Effective Time of Closing under the Contracts, free and clear of all Liens except for Permitted Liens, and Buyer hereby agrees that at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, it shall assume from Seller the Assumed Liabilities and all rights and obligations arising from and after the Effective Time of Closing under the Contracts, free and clear of all Liens except for Permitted Liens.
    Section 2.2.Payment of the Initial Purchase Price.

    In consideration of Seller’s sale, transfer, assignment, conveyance and delivery of the Assets, Contracts and Assumed Liabilities, Buyer shall, at the Closing, pay to Seller by wire transfer of immediately available funds an amount equal to the Initial Purchase Price.

    Section 2.3.Final Statement of Adjusted Working Capital; Settlement of Final Purchase Price.
      Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer a draft Final Statement of Adjusted Working Capital, which shall be prepared (i) except as required by the Special Accounting Principles, in accordance with GAAP applied on a basis consistent with the past practice of Seller, and (ii) in a manner consistent with the Initial Statement of Adjusted Working Capital.
      If Buyer has no objections to the draft Final Statement of Adjusted Working Capital, such draft shall constitute the Final Statement of Adjusted Working Capital. If Buyer has any objections to the draft Final Statement of Adjusted Working Capital, it will deliver a detailed statement describing its objections to Seller within twenty (20) days after receiving the draft Final Statement of Adjusted Working Capital. Buyer and Seller will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within thirty (30) days after Seller has received the statement of objections, Buyer and Seller will select a nationally-recognized independent accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized independent United States accounting firm by lot (after excluding PricewaterhouseCoopers LLC, Deloitte & Touche and Arthur Andersen, LLP).
      Buyer and Seller will each submit to the selected accounting firm a written statement setting forth such party’s proposed aggregate resolution of the unresolved objections and any supporting data and analysis. The selected accounting firm will select either Buyer’s or Seller’s proposed aggregate resolution of the objections. Seller will revise the draft Final Statement of Adjusted Working Capital as appropriate to reflect the resolution of Buyer’s objections (as agreed upon by Buyer and Seller or as determined by such selected accounting firm) and deliver it to Buyer within five (5) days after the resolution of such objections. Such revised statement shall constitute the Final Statement of Adjusted Working Capital.
      To the extent that the Final Statement of Adjusted Working Capital shows that Final Adjusted Working Capital is less than Initial Adjusted Working Capital, Seller shall pay such difference to Buyer in immediately available funds within two (2) Business Days of Seller’s delivery of such Final Statement of Adjusted Working Capital. To the extent that the Final Statement of Adjusted Working Capital shows that Final Adjusted Working Capital is greater than Initial Adjusted Working Capital, Buyer shall pay such excess to Seller in immediately available funds within two (2) Business Days of Seller’s delivery of such Final Statement of Adjusted Working Capital. All payments made pursuant to this Section 2.3((d)) shall be accompanied by accrued interest thereon from the Closing Date at the prevailing prime rate as announced by SunTrust Bank in Richmond, Virginia, from time to time.
      If any unresolved objections are submitted to an accounting firm for resolution as provided above, the party whose proposed resolution is not selected by the accounting firm shall pay the fees and expenses of such accounting firm.
      Seller will make the work papers and records used in preparing the draft Final Statement of Adjusted Working Capital and the Final Statement of Adjusted Working Capital available to Buyer at reasonable times and upon reasonable notice at any time following delivery by Seller of the draft Final Statement of Adjusted Working Capital and during the resolution of any objections with respect thereto.
      Pro-ration of Property Taxes. The parties agree that all property taxes with respect to any of the Assets or items of real or personal property held under any Contract (including, without limitation, property taxes payable by the tenant or lessee under any lease) will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such property tax will be borne by Seller for all periods (or portions thereof) up to but excluding the Closing Date ("Pre-Closing Period") and by Buyer for all periods (or portions thereof) on and after the Closing Date ("Post-Closing Period"). Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller pays a property tax with respect to a Post-Closing Period, Buyer will reimburse Seller upon demand for the amount of such property tax so paid to the extent it is not reflected as a current asset on the Final Statement of Adjusted Working Capital; and (ii) if Buyer pays a property tax with respect to a Pre-Closing Period, Seller will reimburse Buyer upon demand for the amount of such property tax so paid to the extent it is not reflected as a current liability on the Final Statement of Adjusted Working Capital.
    Section 2.4.Deliveries at Closing.

    At Closing, (i) Seller shall deliver or cause to be delivered to Buyer the items listed in Section 6.8 hereof, and (ii) Buyer shall deliver or cause to be delivered to Seller the items listed in Section 7.7 hereof.

    Section 2.5.No Assumption of Other Liabilities.

    Except as specifically set forth in this Agreement (including, without limitation, Buyer’s assumption of the Assumed Liabilities), Buyer shall not assume any liability or obligation of any kind of Seller or the U.S. Display Business (including, without limitation, Seller’s use of the Assets and the items of real or personal property held pursuant to the Contracts prior to the Effective Time of Closing, or performance by Seller under the Contracts prior to the Effective Time of Closing), whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise.

    Section 2.6.Rebates, Programs and Allowances.

  Buyer and Seller agree that (i) Seller shall remain solely liable for any and all rebates, promotional allowances and similar amounts owing to customers of the U.S. Display Business and relating to periods prior to the Effective Time of Closing, and (ii) Seller shall be entitled to receive any and all rebates, promotional allowances and similar amounts payable by suppliers and vendors and relating to periods prior to the Effective Time of Closing (it being understood that the parties shall pro rate on an equitable basis volume discounts and similar programs that relate to periods before and after the Effective Time of Closing). A true and correct list of all rebate, promotional and similar programs relating to Seller’s U.S. Display Business and in effect as of the Effective Time of Closing is set forth on Exhibit 2.6 attached hereto.

  ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

    Section 3.1.Organization of Seller.

    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa. Seller has full corporate power to carry on its U.S. Display Business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Seller is duly qualified or licensed as a foreign corporation, and is in good standing, in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on the business, financial position or results of operations of Seller. Exhibit 3.1 attached hereto is a true and correct list of each jurisdiction in which the Seller is so qualified or licensed as a foreign corporation.

    Section 3.2.Authorization; Enforceability.

    The execution, delivery and performance by Seller of this Agreement, and of all of the documents and instruments contemplated hereby to which Seller is a party, are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

    Section 3.3.No Violation or Conflict by Seller.

    The execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, by Seller do not and will not conflict with or violate any Law, judgment, order or decree binding on Seller or the Articles of Incorporation or Bylaws of Seller. Except for compliance with the HSR Act, and except as set forth on Exhibit 3.3 attached hereto, no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement, and the other documents and instruments required hereby to which Seller is a party, by Seller or the consummation by Seller of the transactions contemplated hereby. Except as set forth in Exhibit 3.3 attached hereto, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, do not and will not (i) constitute a violation or breach of any contract or agreement to which Seller is a party or by which Seller is bound (other than the Contracts, which are the subject of Section 3.7 hereof), or require the consent or approval of any party to any such contract or agreement, or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not, in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) result in, require or permit the creation or imposition of any Lien upon or with respect to the Assets or the items of real or personal property held by Seller pursuant to the Contracts.

    Section 3.4.Title to and Sufficiency of Assets.

    Seller owns good, valid and marketable title to all of the Assets, free and clear of all Liens except for the Permitted Liens. As of the Effective Time of Closing, good, valid and marketable title to the Assets, and good and valid leasehold interests in the items of real and personal property held by Seller pursuant to the Contracts, free and clear of all Liens except for the Permitted Liens, will pass to Buyer. The Assets and Contracts include all tangible and intangible assets, contracts and rights (other than the Excluded Assets, services of the type provided under the Transition Services Agreement and any non-transferable Permits) necessary for the operation by Buyer after the Effective Time of Closing of the U.S. Display Business in accordance with Seller’s current practice. The Assets and Contracts do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association. Exhibit 1.24 attached hereto lists all material Equipment owned by Seller and used in the U.S. Display Business as currently conducted, which, together with the material Equipment which is leased or licensed pursuant to the Contracts, represents all of the material Equipment required to carry on the business of the U.S. Display Business as currently conducted.

    Section 3.5.No Litigation.

    Exhibit 3.5 attached hereto is a true and complete list as of the date hereof of all litigation, arbitration proceedings, governmental investigations, citations or actions of any kind pending or, to the Knowledge of Seller, proposed or threatened, that relate to the U.S. Display Business, the Assets or the Contracts (including the items of real or personal property held by Seller pursuant to the Contracts). Except as set forth on Exhibit 1.6, attached hereto, no such litigation is included among the Assumed Liabilities. No such litigation seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no such litigation, in the reasonable belief of Seller, is likely to have a material negative impact on the volume of business conducted with the U.S. Display Business by any customer. There are no unsatisfied judgments, penalties or awards that relate to the U.S. Display Business, the Assets or the Contracts (including the items of real or personal property held by Seller pursuant to the Contracts).

    Section 3.6.Inventory.

    The Inventory is useable or saleable in the ordinary course of the U.S. Display Business as currently conducted, subject to the reserves and accruals established with respect thereto on the books of Seller, and such reserves and accruals have been determined in a manner consistent with GAAP and the past practices of Seller, subject to the Special Accounting Principals. The Inventory is valued on the books of Seller in a manner consistent with GAAP and the past practices of Seller, subject to the Special Accounting Principles.

    Section 3.7.Contracts.

    Except as set forth in Exhibit 1.17 hereto, each Contract is in full force and effect and, to Seller’s Knowledge, is enforceable in accordance with its terms (except as the enforcement thereof may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting the rights of creditors and subject to general equity principles (whether considered at law or in equity)). Seller and, to the Knowledge of Seller, each of the other parties to the Contracts, has performed each material term, covenant and condition of each of the Contracts which is to be performed by it at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a breach or default by Seller or, to the Knowledge of Seller, any other Person under any of the Contracts. To the Knowledge of Seller, no party to any of the Contracts intends to cancel, terminate, accelerate the maturity or performance of or exercise any option or other remedy under any of the material Contracts. Except as set forth in Exhibit 3.7 attached hereto, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, do not and will not (i) constitute a violation or breach of any material Contract, or require the consent or approval of any party to any such Contract or give any party to any such Contract a right of termination, cancellation, acceleration or modification thereunder, or (ii) result in, require or permit the creation or imposition of any Lien upon or with respect to the Assets or any items of real or personal property that are held by Seller pursuant to the Contracts. Seller has delivered to Buyer a correct and complete copy of each material Contract.

    Section 3.8.Accounts.

    The Accounts all have arisen from bona fide transactions in the ordinary course of business; the Accounts are expected to be collectible in accordance with normal trade practice, net of the reserve for uncollectible accounts reflected on the books of Seller therefor (including, when delivered to Buyer, the Final Statement of Adjusted Working Capital); such reserve has been determined in a manner consistent with GAAP and the current practices of Seller, subject to the Special Accounting Principles; and, to the Knowledge of Seller, there are no contests, claims or rights of set-off (other than returns in the ordinary course of business) relating to the amount or validity of any Account, other than as reflected on the books of Seller (it being understood that this Section shall not constitute a guaranty of collection of any Accounts). Except as set forth in Exhibit 3.8 attached hereto, there are no pending or, to the Knowledge of Seller, threatened disputes or claims between Seller and any Account obligor outside of the ordinary course of business and relating to any Account.

    Section 3.9.Condition of Equipment and Facilities.

    The improvements (including, without limitation, the roofs, electrical, plumbing and HVAC systems, floors, exterior walls and interior load-bearing walls) located at each owned parcel of Real Property, and at each leased parcel of Real Property insofar as Seller is responsible for maintaining such improvements at such leased sites, taken as a whole, are in good operating condition and repair for facilities of like type and age, subject to ordinary wear and tear and Seller’s customary maintenance schedules, and are substantially fit for the purposes for which they currently are being utilized. Each material item of Equipment, and the Equipment taken as a whole, is in good operating condition and repair for equipment of like type and age, subject to ordinary wear and tear and Seller’s customary maintenance schedules, and is substantially fit for the purposes for which it currently is being utilized.

    Section 3.10.Financial Statements; Projections.
      The Financial Statements are true and correct in all material respects, and present fairly the financial position and results of operations of the U.S. Display Business as of the dates and for the periods specified therein, and were prepared in accordance with GAAP applied on a basis consistent with the current practice of Seller, subject to the Special Accounting Principles.
      Exhibit 3.10 attached hereto contains the projected income statements for the U.S. Display Business for the three-year period ending December 31, 2003. Such projections have been prepared in good faith by Seller based upon assumptions that were reasonable when made and accurate historical data. The assumptions used in the preparation of such projections continue to be reasonable as of the date hereof.
      The Interim Financial Statements, when delivered pursuant to Section 5.13(a) hereof, shall be true and correct in all material respects, and present fairly the financial position and results of operations of the U.S. Display Business as of the dates and for the periods specified therein, and shall be prepared in accordance with GAAP applied on a basis consistent with the current practice of Seller, subject to the Special Accounting Principles.
    Section 3.11.Compliance with Law.

    The current conduct of the U.S. Display Business (including Seller’s current use of its Assets and any items of real or personal property held by Seller pursuant to the Contracts, and Seller’s performance under the Contracts) does not violate or conflict with any Law in any material respect. All material Permits required by Seller to conduct its U.S. Display Business have been obtained, are in full force and effect and are being complied with in all material respects. Except as set forth in Exhibit 1.49 attached hereto, consummation of the transactions contemplated by this Agreement will not, with respect to any material Permit (other than any Environmental Permit), require the consent or approval of, or any filing with, any Governmental Authority, and all such material Permits will continue in full force and effect immediately after the Effective Time of Closing in accordance with their terms. No event (other than the consummation of the transactions contemplated by this Agreement) has occurred or circumstance exists that, to the Knowledge of Seller (with or without notice or lapse of time), would result in the revocation, withdrawal, suspension, cancellation, termination of or any material modification to any material Permit. Seller has delivered to Buyer complete copies of each material Permit (other than Environmental Permits).

    Section 3.12.Taxes.

    Seller has filed all required Tax Returns relating to the U.S. Display Business, the Assets and the Contracts. All such Tax Returns are correct and complete in all material respects. There are no unpaid Taxes due and payable, the non-payment of which could adversely affect any of the Assets or the use thereof or the Contracts (including any items of real or personal property held by Seller pursuant thereto), or for which Buyer will be liable as Seller’s successor or transferee by reason of purchasing the Assets or assuming the Contracts. No Tax authority has asserted any claim for the assessment of any such Tax liability. Seller is not a foreign person for purposes of Section 1445(b)(2) of the Code. None of the Assets is subject to a "safe harbor lease" under former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984. There are no Tax liens upon the Assets or any items of real or personal property held by Seller pursuant to the Contracts, except liens for Taxes not yet due. Except as set forth on Exhibit 3.12 attached hereto, there are no matters under discussion between any Governmental Authority and Seller or any Affiliate of Seller with respect to any additional Taxes relating to the U.S. Display Business. No claim for past due Taxes relating to the U.S. Display Business has been made within the last five years by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns.

    Section 3.13.Employment Agreements and Benefits.

    Exhibit 3.13 attached hereto is a true and complete list of all agreements relating to the compensation and other benefits of persons who are currently Employees, salesmen, consultants and other agents of Seller relating to the use of the Assets, the Contracts or the U.S. Display Business under which Seller has any continuing liability, including, without limitation, collective bargaining agreements and pension, retirement, bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education or other similar plans or arrangements (whether or not subject to ERISA), true copies of which have been delivered by Seller to Buyer. None of the agreements listed on Exhibit 3.13 will be breached by Seller’s execution, delivery and performance of this Agreement. Except as contemplated in Section 8.6 hereof, no such agreements require Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee of Seller. Neither Seller nor any ERISA Affiliate has (i) contributed to, been required to contribute to, or maintained a "multiemployer plan" (as defined in ERISA Section 3(37) or 4001(a)(3)) or (ii) had any complete or partial withdrawal from any multiemployer plan that could result, directly or indirectly, in any withdrawal liability under Subtitle E of Title IV of ERISA that would become, on or after the Closing Date, an obligation or liability of Buyer. The provisions of each Employee Benefit Plan and the administration of each such plan are in all material respects in compliance with applicable Law, and Seller has not received any written notice alleging to the contrary with respect to any such plan. Except as set forth on Exhibit 3.13 attached hereto, there is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the Knowledge of Seller, is proposed or threatened, against any Employee Benefit Plan or the assets thereof, or against the fiduciary of any such plan. Except as contemplated in Section 8.6 hereof, neither Seller nor any ERISA Affiliate has incurred (nor has any event occurred that could result in Seller or any ERISA Affiliate incurring) any liability in connection with any existing or previously existing Employee Benefit Plan that could become, on or after the Closing Date, an obligation or liability of Buyer. For purposes of this Section, "ERISA Affiliate" means any Affiliate of Seller, within the meaning of Section 414(b), 414(c), 414(m), or 414(o) of the Code, or Section 4001(b) of ERISA.

    Section 3.14.Labor Matters.
      Except as set forth in Exhibit 3.14 attached hereto, as of the date hereof, (i) Seller is not a party to any collective bargaining agreement with any labor union or organization pertaining to Employees of Seller, and (ii) no labor union or organization is recognized as the collective bargaining representative of Employees of Seller. As of the date hereof, (i) no labor organization has made a pending demand to Seller for recognition as the bargaining representative of any Employees of Seller, (ii) there are no representation petitions pending before the National Labor Relations Board with respect to Employees of Seller, and (iii) to the Knowledge of Seller, no union organizing activities are in progress with respect to Employees of Seller.
      Except as set forth in Exhibit 3.14 attached hereto, as of the date hereof: (i) there are no pending or, to Seller’s Knowledge, proposed or threatened strikes or lockouts involving Employees of Seller; (ii) there is no strike, formal dispute, formal grievance, arbitration proceeding, general slowdown, work to rule or work stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal or, to Seller’s Knowledge, proposed or threatened against or affecting the U.S. Display Business; and (iii) there are no charges or complaints of discrimination pending or, to Seller’s Knowledge, proposed or threatened against Seller and relating to the U.S. Display Business before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency, board or tribunal.
      With respect to the U.S. Display Business, there has been no "mass layoff" or "plant closing," as defined by WARN, within six (6) months prior to the Closing Date (without regard to any actions taken by Buyer after the Effective Time of Closing). As soon as reasonably practicable, Seller shall provide Buyer with a list of all lay-offs of employees of the U.S. Display Business, by location and date, for the 90-day period prior to June 1, 2001.
    Section 3.15.Intangibles.

    Seller owns the entire right, title and interest in and to the owned Intangibles, and holds valid and subsisting licenses with respect to the licensed Intangibles, subject only to the Permitted Liens. There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened by any third party pertaining to or challenging Seller’s rights to use any of the Intangibles; to the Knowledge of Seller, there is no trademark, trade name, patent or copyright owned by a third party (other than the Excluded Intangibles) which Seller is using without a license to do so; and, to the Knowledge of Seller, no third party is infringing upon any Intangible owned by, or exclusively licensed to, Seller.

    Section 3.16.Fees and Expenses of Brokers and Others.

    Seller is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement, and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement. Pursuant to a separate agreement with Parent, Goldman, Sachs & Co. ("Goldman") will be paid a fee upon the consummation of the transactions contemplated by this Agreement. Such fee and all other fees and expenses (including attorneys’ and accountants’ fees) of Seller and Parent in connection with the transactions contemplated herein shall be the sole responsibility of Seller and Parent.

    Section 3.17.Orders, Commitments and Returns.

    All accepted and unfilled orders pursuant to Contracts that are open purchase orders for the sale of goods to customers of the U.S. Display Business and the performance of services for customers of the U.S. Display Business were made in bona fide transactions in the ordinary course of business. Except as set forth in Exhibit 3.17 attached hereto, there are no claims against Seller pending or, to the Knowledge of Seller, threatened (except for claims of a nature and size that arise in the ordinary course of business of Seller) by customers of the U.S. Display Business related to shortages, credits, damaged goods and related billing errors or otherwise related to the shipment of goods or provision of services by the U.S. Display Business to its customers.

    Section 3.18.No Material Adverse Change.

    Except as set forth in Exhibit 3.18 attached hereto, since December 31, 2000, Seller has carried on its U.S. Display Business in the ordinary course and substantially in the same manner as heretofore carried on and there has not been (a) any change or development with respect to the U.S. Display Business constituting a Material Adverse Effect; (b) any loss, damage, condemnation or destruction to the Assets or properties of the U.S. Display Business, whether or not insured against, with respect to which, as of the date hereof, the aggregate cost to Seller to replace such Assets or properties would exceed $500,000; (c) any Lien made on any of the Assets or any item of real or personal property held by Seller pursuant to the Contracts, except for Permitted Liens; (d) any sale, lease, transfer or other disposition of assets or properties of the type included in the Assets other than in the ordinary course of business; (e) any material increase in any compensation payable to any shareholder, director or officer of Seller or increases in compensation to employees of Seller other than in the ordinary course of business; provided that any individual increases in excess of five percent (5%) of gross compensation prior to the date hereof are set forth on Exhibit 3.18; (f) any adoption or modification of any material Contract; or (g) any agreement, whether or not in writing, to do any of the foregoing.

    Section 3.19.Environmental Conditions.
      Except as set forth in Exhibit 3.19(a), the U.S. Display Business, and Seller in connection therewith, (i) is and has been (except with respect to noncompliance that has been fully resolved and corrected with all penalties paid and obligations performed after any required disclosure to appropriate Governmental Authorities) in material compliance with all Environmental Laws, (ii) has not received any communication (written or oral) from any Governmental Authority that alleges that it is not in such compliance (except for noncompliance that has been resolved and corrected as provided above), and (iii) has all material Environmental Permits required for the conduct of the U.S. Display Business.
      Exhibit 3.19(b) identifies all environmental reports, audits or assessments, or occupational health studies, that relate to the Real Property undertaken by the Seller or any of its agents, independent contractors or representatives.
      Except as set forth in Exhibit 3.19(c), there does not exist, is not occurring, and has not occurred at any time while owned or operated by Seller, any presence, generation, storage, treatment, transport, release or disposal of any "Hazardous Substance" on, in, under, about, to or from any parcel of Real Property in material violation of any Environmental Law or that could lead to liability or obligation on the part of an owner or operator of any of the Real Property now or in the future.
      The Seller has heretofore delivered to Buyer true and complete copies of each of the following documents:
        each non-privileged environmental report, audit, and assessment, and each non-privileged occupational health study, identified in Exhibit 3.19(d); and
        each Environmental Permit.
      Except as set forth in Exhibit 3.19(e), none of the Real Property is, and there has been no offsite shipment by Seller or its agents from the Real Property of a Hazardous Substance to, a site that is, pursuant to CERCLA or any other Environmental Law: (i) on the "National Priorities List" or any other list of sites suspected to be contaminated by any Hazardous Substance; (ii) subject to a claim, administrative order or other request to take investigative, removal or remedial action under CERCLA or any other Environmental Law; or (iii) otherwise the subject or source of any federal, state or private investigation, remediation or cost recovery or contribution effort or claim relating to Environmental Law.
      Exhibit 3.19(f) sets forth, with respect to each parcel of Real Property, all material Environmental Permits. Except as set forth in Exhibit 3.19(f) attached hereto, consummation of the transactions contemplated by this Agreement will not, with respect to any material Environmental Permit, require the consent or approval of, or any filing with, any Governmental Authority. Seller has delivered to Buyer complete copies of each material Environmental Permit.
      Exhibit 3.19(g) identifies (i) all on-site and, to the Knowledge of Seller, off-site locations where Seller has stored, disposed or arranged for the disposal of Hazardous Substances generated by the U.S. Display Business in violation of, or in amounts or in a manner that could be reasonably expected to give rise to any liability under Environmental Laws, (ii) all leaking underground storage tanks located on any parcel of Real Property, (iii) all asbestos contained in or forming part of any building, building component, structure or office space on any parcel of Real Property which is currently friable in the ordinary course of business as conducted on the date hereof or otherwise currently requires corrective action under applicable Environmental Laws, and (iv) all polychlorinated biphenyls (PCBs) present on any parcel of Real Property.
      Notwithstanding any provision of this Agreement to the contrary, this Section 3.19 shall constitute the sole representation and warranty of Seller related to environmental matters.
    Section 3.20.Related Party Transactions.

    Except as set forth in Exhibit 3.20 attached hereto, (i) neither Seller nor any of its Affiliates owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of Seller or any organization which is a party to a material Contract with Seller, and (ii) none of Seller’s Affiliates is a party to any Contract with Seller.

    Section 3.21.Real Property.

    Exhibit 1.53 attached hereto is a true, complete and correct list of all of the Real Property owned or leased by Seller and used in the U.S. Display Business. With respect to each such parcel of Real Property, except as set forth in Exhibit 1.53 attached hereto:

      there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits or administrative actions relating thereto;
      there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right to use or occupy any portion thereof;
      with respect to owned parcels of Real Property, there are no outstanding options or rights of first refusal to purchase, lease or otherwise acquire a parcel or any portion thereof or interest therein;
      to the Knowledge of Seller, there are no Persons (other than Seller) in possession of any owned parcel of Real Property, other than tenants under leases or subleases disclosed in Exhibit 1.53 attached hereto who are in possession of space to which they are entitled under such lease or sublease;
      to the Knowledge of Seller, there is no existing violation of or nonconformity with, and Seller is not under investigation with respect to, has not been charged with and has not received any written notice of any alleged violation of or nonconformity with, any restriction, condition, covenant, commitment, contract or agreement relating thereto, the non-compliance with which would have a Material Adverse Effect;
      Seller will promptly deliver to Buyer any surveys of any part of the owned Real Property that may be in the possession of Seller;
      there are no encroachments of buildings or improvements comprising a part of the Real Property onto adjacent property or onto any easements encumbering such Real Property which would have a Material Adverse Effect; and
      Seller has obtained and delivered to Buyer the commitment (together with copies of all documentary exceptions listed or referred to therein, hereinafter referred to as the "Title Commitment") of Lawyers Title Insurance Corporation (the "Title Company") to issue one or more owner’s (and lender’s) policies of title insurance insuring in one of the Companies good and marketable fee simple title to each parcel of owned Real Property on ALTA Owner’s Form 1992, with no exceptions from coverage other than those pre-printed on the policy and the Permitted Liens. If Buyer desires to obtain, at its sole cost, such owner’s policies of title insurance at Closing, Seller agrees (i) to execute and deliver to Buyer at Closing the Title Company’s standard form of owners affidavit as to mechanics’ liens and possession (with such modifications thereto as are necessary in order to make the affidavit factually accurate), (ii) to use reasonable efforts to comply with the customary and applicable requirements of Seller contained in the Title Commitment to have such policies issued and (iii) to use reasonable efforts to clear up any of the exceptions from coverage on the Title Commitment that do not in fact affect the Real Property; provided, however, that Seller shall not be required to obtain updated or new surveys of any parcel of owned Real Property and that receipt of such owner’s policies by Buyer shall not be a condition precedent to Buyer’s obligations hereunder.
      Since January 1, 1998, the Seller has not received information or notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Real Property outside of the ordinary course of business, or requiring a material increase in the insurance rates applicable to the Real Property.
    Section 3.22.Customers.

  Exhibit 3.22 attached hereto lists the U.S. Display Business’ top 20 customers by gross sales volume for fiscal year 2000. Except as set forth on Exhibit 3.22 attached hereto, to the Knowledge of Seller, as of the date hereof, no such customer is considering any material reduction in its commercial relationship with Seller.

  ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

    Section 4.1.Organization of Buyer.

    Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina.

    Section 4.2.Authorization; Enforceability.

    The execution, delivery and performance by Buyer of this Agreement, and of all of the documents and instruments contemplated hereby to which Buyer is a party, are within the limited liability company power of Buyer and have been duly authorized by all necessary limited liability company action of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

    Section 4.3.No Violation or Conflict by Buyer.

    The execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, by Buyer do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer or the Articles of Organization or Operating Agreement of Buyer. Except for compliance with the HSR Act, and except as set forth on Exhibit 4.3 attached hereto, no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, by Buyer or the consummation by Buyer of the transactions contemplated hereby. Except as set forth in Exhibit 4.3 attached hereto, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Buyer is a party, do not and will not constitute a violation or breach of any contract or agreement to which Buyer is a party or by which Buyer is bound, or require the consent or approval of any party to any such contract or agreement, or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not, in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

    Section 4.4.No Litigation.

    There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending, or, to the knowledge of Buyer, proposed or threatened, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

    Section 4.5.No Broker.

  Buyer has retained no broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement other than Buyer’s arrangements with Heller Financial, Inc., Bank of America, N.A., and Congress Financial Corporation relating to obtaining financing for the transactions contemplated herein. Pursuant to separate agreements with Buyer, Heller Financial, Inc., Bank of America, N.A., and Congress Financial Corporation will be paid certain fees in conjunction with the transactions contemplated herein. Such fees and all other fees and expenses (including attorney’s and accountant’s fees) of Buyer in connection with the transactions contemplated herein shall be the sole responsibility of Buyer.

  ARTICLE V
  CERTAIN MATTERS PENDING THE CLOSING

  Seller and Buyer covenant and agree that from and after the date of this Agreement and until the Closing Date:

    Section 5.1.Carry on in Regular Course.

    Except as specifically contemplated by this Agreement, Seller’s 100 Day Plan (a copy of which has been delivered to Buyer) or as set forth on Exhibit 5.1 attached hereto, Seller shall carry on its U.S. Display Business (including transactions with its Affiliates and the acquisition or disposition of Assets) in the ordinary course and substantially in the same manner as heretofore carried on and to use its reasonable best efforts to preserve the Assets, Contracts, business and relationships with suppliers and customers of the U.S. Display Business and, subject to Section 5.3 hereof, to keep available the services of its officers and employees. Seller shall (i) advise Buyer promptly in writing of any change in the financial position, results of operations, assets or liabilities of the U.S. Display Business constituting a Material Adverse Effect, (ii) deliver to Buyer a list of all material acquisitions or dispositions of Equipment between December 31, 2000, and the date hereof, and (iii) give Buyer prior written notice of any material dispositions of Equipment after the date hereof. Seller shall not dividend, distribute or transfer any Assets or assign any Contracts to Parent or any Affiliate of Seller, except for dividends, distributions or transfers of Excluded Assets or liabilities other than the Assumed Liabilities.

    Section 5.2.Indebtedness.

    Seller shall not (a) mortgage, pledge or otherwise encumber any of the Assets, except for Permitted Liens, or (b) create, incur or assume any liabilities of the type included among the Assumed Liabilities, except accounts payable and other such liabilities incurred in the ordinary course of business.

    Section 5.3.Compensation.

    Without the prior written consent of Buyer or as otherwise expressly contemplated in this Agreement, Seller shall not (i) grant any increases, except for increases in the ordinary course of business on annual salary review dates (but in any event not more than five percent (5%) of the annual gross compensation per employee), in the rate of pay of any Employees of the U.S. Display Business, (ii) approve any employee promotions, or (iii) institute any new Employee Benefit Plan, amend, alter or terminate, partially or completely, any Employee Benefit Plan or assume, enter into, amend, alter or terminate any collective bargaining agreement to which Seller is a party or by which Seller is affected, except in any such case as required by Law or the terms of any existing Employee Benefit Plan.

    Section 5.4.Compliance with Law.

    Seller shall comply in all material respects with all applicable material Laws binding upon Seller and relating to the U.S. Display Business (except for any orders of any court or Governmental Authority which are being contested by Seller in good faith by appropriate proceedings).

    Section 5.5.Access.

    At Buyer’s expense, Buyer and its authorized agents, officers and representatives, and representatives of Buyer’s financing sources, shall have reasonable access to the employees, properties, books and records, Contracts, information and documents of the U.S. Display Business to conduct such examinations and investigations of the U.S. Display Business as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted only in the presence of a designated representative of Seller; (b) shall be conducted during Seller’s normal business hours; and (c) shall not unreasonably interfere with Seller’s operations and activities. Seller shall and shall cause its officers, employees, counsel, independent auditors and financial advisors to cooperate in all reasonable respects with Buyer’s examinations and investigations.

    Section 5.6.Cooperation.

    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer and Seller shall use their reasonable best efforts and shall cooperate in all respects in connection with the giving of any notices to any Governmental Authority or securing the permission, approval, determination, consent or waiver of any Governmental Authority required by Law in connection with the transactions contemplated herein including, without limitation, the filing of premerger notification and report forms under the HSR Act. Buyer hereby agrees to pay the filing fees associated with such filings under the HSR Act. Buyer and Seller shall use their reasonable best efforts in connection with obtaining, respectively, the Buyer’s Consents and the Seller’s Consents. Seller shall give Buyer prompt written notice upon discovering, to the Knowledge of Seller, (x) any fact or condition that causes or constitutes a material breach of any representations and warranties set forth in Article III hereof, (y) any material breach of any covenant of the Seller herein or (z) the occurrence of any event that may make the satisfaction of the conditions set forth in Article VI impossible or reasonably unlikely. Buyer shall give Seller prompt written notice upon discovering, to the knowledge of Buyer, (x) any fact or condition that causes or constitutes a material breach of any representations and warranties set forth in Article IV hereof, (y) any material breach of any covenant of Buyer herein or (z) the occurrence of any event that may make the satisfaction of the conditions set forth in Article VII impossible or reasonably unlikely.

    Section 5.7.Publicity.

    All general notices, releases, statements and communications to Employees, suppliers, distributors and customers of the U.S. Display Business prior to the Closing Date and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that either Seller or Buyer shall be entitled to make a public announcement relating to the transactions contemplated herein if, in the opinion of its legal counsel, such announcement is required to comply with Law or applicable stock exchange rules and regulations.

    Section 5.8.Confidentiality.

    Notwithstanding any other provision of this Agreement to the contrary, Buyer agrees that, unless and until the transactions contemplated herein are consummated, Buyer shall remain subject to all of the terms and conditions of the Confidentiality Agreement, dated December 13, 2000, between Seller and Buyer, the terms of which Confidentiality Agreement are incorporated herein by reference.

    Section 5.9.Environmental Due Diligence.
      Buyer may, at its election, engage a nationally recognized third party environmental consultant (which may be Environmental Resource Management) to conduct a "phase I" environmental investigation of the Plant Sites (the "Phase I Investigation"). Any Phase I Investigation will be conducted at Buyer’s expense in accordance with the specifications set forth in Part 1 of Exhibit 5.9 attached hereto, and will be completed within fourteen (14) days after the date of this Agreement (subject to extension for delays caused by Seller, including failure to provide reasonably requested information and access to Plant Sites in a timely manner).
      If the results of any Phase I Investigation indicate a "recognized environmental condition" (as that term is defined in ASTM E 1527-00 – Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessments Process) or other condition or violation of Environmental Law reasonably of concern to Buyer’s environmental consultant, Buyer may request that Seller provide to Buyer and its agents access to conduct a "phase II" environmental investigation ("Phase II Investigation"). Seller may grant or deny such access with respect to any one or more Plant Sites in its sole discretion. If permitted by Seller, Buyer may engage a nationally recognized third party environmental consultant to conduct the Phase II Investigation, which Phase II Investigation shall be conducted at Buyer’s expense and shall be completed by June 1, 2001. If a Phase II Investigation is not permitted by Seller with respect to any Plant Site, then Buyer shall have the right to terminate this Agreement in accordance with Section 9.1(e) hereof (and, in the event this Agreement is so terminated by Buyer, then Seller shall promptly reimburse Buyer for its actual out-of-pocket costs incurred in connection with this transaction).
      Buyer shall, no later than 10 days prior to the Closing Date, advise Seller of any environmental condition or alleged environmental condition identified by the Phase I Investigation or Phase II Investigation that is of the type listed in Part 2 of Exhibit 5.9 and that affects any Plant Site (an "Environmental Condition"), and shall provide Seller with copies of the relevant portion of the Phase I Investigation report or the Phase II Investigation report and any related supporting documentation in Buyer’s possession or control relating to any Environmental Conditions or alleged Environmental Condition.
      As to any Plant Site affected by an Environmental Condition or alleged Environmental Condition, Buyer and Seller shall engage in good faith negotiations, prior to Closing, with respect to the existence of such Environmental Condition and the scope of remediation or other corrective action required with respect thereto (a "Remediation Plan"). The parties expect that any agreed upon Remediation Plan will address Seller’s pre- and post-Closing remediation obligations and special indemnification obligations in accordance with Part 3 of Exhibit 5.9 attached hereto. In the event that the parties are unable to agree upon the existence of any alleged Environmental Condition and a Remediation Plan with respect thereto, then Buyer shall have the option of waiving such Environmental Condition or alleged Environmental Condition with no adjustment to the Purchase Price therefor (it being understood that Seller shall have no obligation to Buyer, its successors or assigns with respect to any Environmental Condition or alleged Environmental Condition that is so waived by Buyer or with respect to any Environmental Condition or alleged Environmental Condition identified in the Phase I Investigation or Phase II Investigation that is first asserted by Buyer after Closing). In the event that, at Closing, there remain any Environmental Conditions or alleged Environmental Conditions as to which Buyer and Seller have not agreed upon a Remediation Plan or that have not been waived by Buyer, then Seller (at its option) shall either: (i) accept Buyer’s final proposed Remediation Plan with respect to all unresolved Environmental Conditions, and the parties shall proceed to Closing; or (ii) terminate this Agreement in accordance with Section 9.1(e) hereof.
      Seller and Buyer shall each use their commercially reasonable efforts to transfer to (or, if not transferable, make otherwise available to) Buyer all material Environmental Permits; provided, however, that Buyer shall pay all costs associated with such transfers. If any such transfer cannot be obtained prior to Closing, Buyer may in the exercise of its sole discretion waive such requirement as a condition to Closing, and Seller and Buyer shall continue to use their commercially reasonable efforts to obtain any such transfer as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such Environmental Permits.
      Seller shall obtain such approvals, on terms reasonably satisfactory to Buyer, as are required by applicable state or local Environmental Laws (including without limitation the New Jersey Industrial Site Recovery Act) of a transferor of an interest in real property or shall have demonstrated to the reasonable satisfaction of Buyer that no such approval is required. Seller shall give Buyer reasonable notice in advance of all meetings scheduled between Seller and state or local environmental authorities with respect to the foregoing and Buyer and Buyer's representatives shall have the right, without the obligation, to attend and participate in all such meetings. Seller shall promptly provide to Buyer copies of all documents and correspondence to and from such environmental authorities relating to such matters.
    Section 5.10.Employment Agreements with Key Employees.

    Seller agrees to use its reasonable best efforts to assist and cooperate with Buyer in encouraging the key Employees identified by Buyer to execute employment agreements or otherwise agree to become employed by Buyer. Buyer shall notify Seller of the identity of such key Employees within twenty (20) days after the date hereof.

    Section 5.11.Exclusivity.

    In recognition of the time that shall be expended and the expense that shall be incurred by Buyer in connection with the transactions contemplated hereby, until the earlier of (A) such time, if any, as this Agreement is terminated pursuant to Article IX or (B) such time on or after June 1, 2001, that Buyer does not have the ability to obtain financing pursuant to the Financing Proposals (as defined in Section 5.12 hereof) for any reason other than completion of customary documentation for such financing or the lender’s customary "material adverse change" condition to funding, Seller and Parent shall not, and shall cause their officers, agents, employees and representatives not to, directly or indirectly, (a) enter into any agreement, understanding, letter of intent or other commitment or arrangement of any kind with any Person relating to (i)  the possible direct or indirect acquisition of all or a portion of the Assets (other than in the ordinary course of business as permitted hereunder) or Seller’s capital stock or (ii)  any business combination with Seller, (b) encourage, solicit, engage in negotiations or discussions with, or provide information with respect to any inquiries or proposals relating to the foregoing clauses (i) and (ii) or (c) discuss or disclose any confidential information pertaining to the U.S. Display Business (except as may be required by Law, or as necessary in connection with this transaction, and except to the extent that such information becomes public other than as result of a violation hereof), with any Person other than Buyer without the prior written approval of Buyer.

    Section 5.12.Buyer’s Financing.

    Buyer is a party to those certain letter agreements, (i) dated as of April 19, 2001, between Buyer and Heller Financial, Inc., and (ii) dated as of April 18, 2001, between Buyer and Bank of America, N.A. and Congress Financial Corporation (the "Financing Proposals"), true and complete copies of which have been delivered by Buyer to Seller. Buyer has paid each of the $100,000 initial deposits to be paid to the prospective lenders pursuant to the Financing Proposals. Buyer shall use its good faith commercially reasonable efforts to (i) ensure that it complies with all covenants and satisfies all conditions applicable to Buyer in at least one of the Financing Proposals, and (ii) obtain, pursuant to at least one of the Financing Proposals or otherwise, the ability to borrow on the Closing Date such amount as is necessary to permit Buyer to pay the Initial Purchase Price at Closing. Buyer shall notify Seller within three (3) Business Days of any adverse development affecting its ability to obtain financing pursuant to the Financing Proposals.

    Section 5.13.Interim Financial Statements and Monthly Financial Statements.
      As soon as reasonably available and consistent with Parent’s normal schedule of preparing quarterly financial statements, Seller shall provide to Buyer the Interim Financial Statements.
      As soon as reasonably available and consistent with Seller’s normal schedule of preparing fiscal monthly financial statements for internal management purposes, Seller shall provide to Buyer an unaudited condensed income statement and balance sheet of the U.S. Display Business as of and for each month ending after the date hereof and prior to the Effective Time of Closing (the "Monthly Financial Statements").
    Section 5.14.Post Closing Access and Cooperation.
      Seller agrees that after the Closing, Seller shall provide such cooperation as Buyer or its counsel may reasonably request in connection with any proceedings related to the conduct of the U.S. Display Business to which Buyer or its Affiliates are a party and with respect to which the pre-Closing conduct of such business is relevant. Such cooperation shall include, without limitation, making employees of Seller available upon the reasonable request and at the expense of Buyer, to consult with and assist Buyer and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.
      Buyer agrees that after the Closing, Buyer shall provide such cooperation as Seller or its counsel may reasonably request in connection with (i) any proceedings relating to the U.S. Display Business prior to Closing to which Seller or any of its Affiliates are a party and (ii) matters relating to the operations and subsidiaries of Seller that will remain after Closing. Such cooperation shall include, without limitation, making employees of Buyer available upon the reasonable request and at the expense of Seller to consult with and assist Seller and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.
      Seller agrees that after the Closing, Seller shall provide Buyer and its representatives access to Seller’s plant facility in Marion, Iowa, for the purpose of removing any Assets or items of personal property held by Seller pursuant to the Contracts from such facility at reasonable times during reasonable business hours upon prior written notice to Parent; provided, however, that Buyer shall pay and be responsible for all costs associated with the removal of such Assets and items of personal property.
  ARTICLE VI
  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

  Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Buyer, of the following express conditions precedent:

    Section 6.1.Compliance with Agreement.

    Seller shall have performed and complied in all material respects with all of its obligations under this Agreement, which are to be performed or complied with by it prior to or at the Closing.

    Section 6.2.Proceedings and Instruments Satisfactory.

    All proceedings, corporate or other, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

    Section 6.3.No Litigation.

    No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

    Section 6.4.Representations and Warranties.

    The representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for such breaches and inaccuracies thereof which do not, in the aggregate, constitute a Material Adverse Effect and which will not have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement.

    Section 6.5.Antitrust Filings.

    In the reasonable opinion of Buyer, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated by this Agreement which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency without the imposition of any material conditions or other requirements.

    Section 6.6.Seller’s Consents; Material Environmental Permits.

    All of the Seller’s Consents shall have been obtained and remain in full force and effect. The parties shall have obtained the transfer of certain material Environmental Permits in accordance with Section 5.9(e) hereof.

    Section 6.7.Financing.

    Buyer shall have obtained financing on terms and conditions reasonably satisfactory to Buyer for the Initial Purchase Price. Buyer acknowledges that this condition shall be deemed to be satisfied if such financing can be obtained on commercially reasonable terms pursuant to the Financing Proposals.

    Section 6.8.Deliveries at Closing.

  Seller shall have delivered to Buyer the following documents, each in form and substance reasonably satisfactory to Buyer, properly executed by each party thereto and dated as of the Closing Date: (i) the Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the Parent Guaranty and Non-Competition Agreement; (iv) the Seller’s Consents; (v) the Opinion of Seller’s Counsel; (vi) a certificate of the Secretary of Seller as to such factual matters as may reasonably be requested by Buyer; (vii) the Transition Services Agreement, (viii) special warranty deeds, in customary form, conveying fee simple title to the owned Real Property to Buyer; and (ix) a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, certifying as to the matters in Sections 6.1 and 6.4.

  ARTICLE VII
  CONDITIONS PRECEDENT TO THE OBLIGATIONS
  OF SELLER

  Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Seller, of the following express conditions precedent:

    Section 7.1.Compliance with Agreement.

    Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement, which are to be performed or complied with by it prior to or at the Closing.

    Section 7.2.Proceedings and Instruments Satisfactory.

    All proceedings, limited liability company or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

    Section 7.3.No Litigation.

    No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

    Section 7.4.Representations and Warranties.

    The representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for such breaches and inaccuracies thereof which will not, in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

    Section 7.5.Antitrust Filings.

    In the reasonable opinion of Seller, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated by this Agreement which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency without the imposition of any material conditions or other requirements.

    Section 7.6.Buyer’s Consents.

    All of the Buyer’s Consents shall have been obtained and remain in full force and effect.

    Section 7.7.Deliveries at Closing.

  Buyer shall have delivered to Seller the following documents, each in form and substance reasonably satisfactory to Buyer, properly executed by each party thereto and dated as of the Closing Date: (i) the Initial Purchase Price; (ii) the Assignment and Assumption Agreement; (iii) the Parent Guaranty and Non-Competition Agreement; (iv) the Buyer’s Consents; (v) the Opinion of Buyer’s Counsel; (vi) a certificate of the Secretary of Buyer as to such factual matters as may be reasonably requested by Seller; (vii) the Transition Services Agreement; and (viii) a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, certifying as to matters in Sections 7.1 and 7.4.

  ARTICLE VIII
  INDEMNITIES AND ADDITIONAL COVENANTS
    Section 8.1.Seller’s Indemnity.
      Seller hereby agrees to indemnify and hold Buyer, its Affiliates and their respective officers, directors, managers, members, employees and agents (collectively, the "Buyer Indemnified Parties") harmless from and against, and agrees to defend promptly the Buyer Indemnified Parties from and to reimburse the Buyer Indemnified Parties for, any and all losses, damages, costs, diminution in value, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement (it being understood that (i) the "except for" clause in Section 6.4 hereof and (ii) any waiver by Buyer of the condition to Closing set forth in Section 6.4 hereof shall not, in either case, in any way be deemed a waiver of Buyer’s right to indemnification pursuant to this Section 8.1(a)(i) for a breach or inaccuracy of a representation or warranty made by Seller), (ii) any failure by Seller to perform any of its covenants and obligations set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto (it being understood that (i) the "material" qualifiers in Section 6.1 hereof and (ii) any waiver by Buyer of the condition to Closing set forth in Section 6.1 hereof shall not, in either case, in any way be deemed a waiver of Buyer’s right to indemnification pursuant to this Section 8.1(a)(ii) for the failure by Seller to perform any of its covenants or obligations set forth herein), (iii) claims by third parties against the Buyer Indemnified Parties relating to the operation and ownership by Seller of the Assets and the use of the items of real or personal property held by Seller pursuant to the Contracts, the performance by Seller under the Contracts and the conduct of its U.S. Display Business prior to the Effective Time of Closing, (iv) product warranty claims asserted by customers of the U.S. Display Business relating to products designed, manufactured, constructed, distributed, sold, leased, supported or installed by Seller or services performed by Seller prior to the Effective Time of Closing ("Product Warranty Claims"), and (v) any other liability of Seller to third parties, other than any Assumed Liability (including without limitation any liability that becomes, or is alleged to have become, a liability of Buyer under any applicable bulk sales law, under any doctrine of de facto merger or successor liability, or otherwise by operation of Law); provided, however, that Seller shall not be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.1((a))(i) hereof in respect of the representations and warranties made by Seller unless such right to indemnification is asserted by the Buyer Indemnified Parties (whether or not such Losses have actually been incurred) by written notice to Seller within the following time periods:

      (1) with respect to the representations and warranties set forth in Section 3.6 and 3.8 hereof, on or before March 31, 2002;

      (2) with respect to the representations and warranties set forth in Section 3.19 hereof, within 36 months after the Closing Date;

      (3) with respect to the representations and warranties set forth in Sections 3.12 and 3.13 hereof, insofar as they related to compliance with Tax Laws and ERISA, within 30 days after expiration of the applicable statute of limitations with respect to the underlying Law which forms the basis of such claim (including all extensions thereof agreed to with Tax authorities);

      (4) with respect to the representations and warranties set forth in Section 3.2 and the first two sentences of Section 3.4 hereof, without time limitations; and

      (5) with respect to all other representations and warranties set forth in Article III hereof, on or before March 31, 2003.

      Notwithstanding the foregoing, Seller shall not be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.1((a))(i) in respect of the representations and warranties made by Seller or pursuant to Section 8.1((a))(iv) hereof with respect to Product Warranty Claims unless and until the amount of all Losses for which indemnification is sought hereunder first exceeds $250,000, in which event all Losses in excess of such amount shall be subject to indemnification. Seller’s aggregate obligation pursuant to Section 8.1((a))(i) and Section 8.1((a))(iv) shall in no event exceed an amount equal to thirty percent (30%) of the Final Purchase Price.

      The amounts for which Seller shall be liable under Section 8.1((a)) hereof shall be net of any insurance proceeds received by the Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification (less any retroactive insurance premiums or other premium increase, where such increase results directly from the filing or payment of any insurance claim related thereto).
      In the event a claim or demand by or from a third party against any Buyer Indemnified Party arises that is covered by the indemnity provisions of Section 8.1((a)) of this Agreement, notice shall be promptly given by the Buyer Indemnified Party to Seller. The failure of the Buyer Indemnified Party to promptly notify Seller shall not relieve Seller of any indemnification obligation hereunder except to the extent Seller demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice; provided, however, that this sentence shall not apply to notices given after the expiration of the time periods specified in Section 8.1(a) (1), (2), (3) and (5) hereof. Provided that Seller admits in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 8.1((a)) hereof, Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Buyer Indemnified Party agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller; provided, however, that (i) counsel selected by Seller is reasonably satisfactory to the Buyer Indemnified Party and conducts the defense actively and diligently, (ii) if Seller or any Affiliate is also a party to the proceeding, the Buyer Indemnified Party has not determined in good faith that joint representation would be inappropriate due to actual or potential conflicting interests between them and (iii) no compromise or settlement of such claims may be effected by Seller without the Buyer Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law, and (B) the sole relief provided is monetary damages that are paid in full by Seller. If Seller has assumed the defense of such claim, the Buyer Indemnified Party may select counsel to participate in any defense, in which event the Buyer Indemnified Party’s counsel shall be at the sole cost and expense of the Buyer Indemnified Party. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
      Notwithstanding Section 8.1(c) hereof, Buyer shall have the right to control all communications with customers of the U.S. Display Business regarding Product Warranty Claims and to control all settlements related thereto; provided, however, that Buyer shall (i) consult with Seller as to the appropriate credit to be issued, or services or products to be provided, to the claimant in order to remedy the alleged Product Warranty Claim, (ii) use its good faith commercially reasonable efforts to mitigate the cost of such remedy, (iii) provide such remedy to the claimant (subject to Buyer’s right to be indemnified for the costs of such remedy pursuant to the provisions of Section 8.1(a)(iv) hereof), and (iv) obtain a complete release for the benefit of Seller from such claimant regarding such Product Warranty Claim.
      Buyer and Seller acknowledge and agree that Buyer’s only direct claim against Seller with respect to environmental matters related to pre-Closing operation and ownership of the U.S. Display Business (including the use or condition of the Assets and the items of real or personal property held pursuant to the Contracts) is through indemnification, pursuant to Section 8.1(a)(i) hereof, for any breach of the representations and warranties set forth in Section 3.19 hereof. In addition, Seller has agreed to indemnify Buyer against third party claims against Buyer related to the pre-Closing operation or ownership of the U.S. Display Business (including with respect to third party environmental claims) pursuant to Section 8.1(a)(iii) and 8.1(a)(v) hereof. Buyer and Seller have agreed that Buyer shall not initiate or otherwise instigate a third party claim with respect to such environmental matters with the purpose or effect of depriving Seller of the benefits of the limited claim period, "deductible" or "cap" that would apply to a claim for indemnification pursuant to Section 8.1(a)(i) hereof except to the extent any such action is required by Law. Accordingly, Buyer shall not initiate or maintain any contacts with any Governmental Authorities or other third parties with respect to any potential third party environmental claims relating to the pre-Closing operation of the U.S. Display Business (including the use or condition of the Assets and the items of real or personal property held pursuant to the Contracts), or cooperate with such parties regarding any such claims, except as required by any Law. Buyer shall notify Seller of and provide a copy of all material requests for information, notices of violation, requests, demands, or orders that additional work be performed or any other communications to or from any Governmental Authorities or other third parties with respect to potential third party environmental claims relating to the pre-Closing operation of the U.S. Display Business; provided, however, that the failure to give such notice shall not relieve Seller of any indemnification obligation hereunder except to the extent Seller demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice. If any Governmental Authorities or other third parties contact Buyer with respect to a potential third party environmental claim relating to the pre-Closing operation of the U.S. Display Business, Buyer shall cooperate reasonably with Seller in coordinating a response to such third party, so long as such response complies with all Laws and Seller is in compliance with its environmental indemnity obligations hereunder. Any successor to Buyer that wishes to enjoy the benefits of Section 8.1(a) hereof must by written instrument signed by such successor agree to be bound by the obligations of Buyer contained in this Section 8.1(e).
      Except for claims of fraud against Seller and except as set forth in Section 2.3, 8.4, 8.6 and 10.11 hereof, this Section 8.1 shall be the sole remedy of Buyer against Seller after Closing for any claim arising in connection with the transactions contemplated herein; provided, however, that the parties hereto may enforce the Parent Guaranty and Non-Competition Agreement, the Transition Services Agreement and any other agreements specifically contemplated herein or entered into pursuant hereto in accordance with their terms. Seller’s representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable Buyer to enforce its rights to indemnification under this Section.
    Section 8.2.Buyer’s Indemnity.
      Buyer hereby agrees to indemnify and hold Seller, its Affiliates and their respective officers, directors, managers, members, employees and agents (collectively, the "Seller Indemnified Parties") harmless from and against, and agrees to defend promptly the Seller Indemnified Parties from and to reimburse the Seller Indemnified Parties for, any and all Losses that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement (it being understood that (i) the "except for" clause in Section 7.4 hereof and (ii) any waiver by Seller of the condition to Closing set forth in Section 7.4 hereof shall not, in either case, in any way be deemed a waiver of Seller’s right to indemnification pursuant to this Section 8.2(a)(i) for a breach or inaccuracy of a representation or warranty made by Buyer), (ii) any failure by Buyer to perform any of its covenants and obligations set forth in this Agreement or in any agreement, document or instrument delivered pursuant hereto (it being understood that (i) the "material" qualifiers in Section 7.1 hereof and (ii) any waiver by Seller of the condition to Closing set forth in Section 7.1 hereof shall not, in either case, in any way be deemed a waiver of Seller’s right to indemnification pursuant to this Section 8.2(a)(ii) for the failure by Buyer to perform any of its covenants or obligations set forth herein), and (iii) claims by third parties against the Seller Indemnified Parties relating to the operation and ownership by Buyer of the Assets and the use of the items of real or personal property held by Seller pursuant to the Contracts, the performance by Buyer under the Contracts, the Assumed Liabilities and the conduct of Buyer’s business from and after the Effective Time of Closing (including, but not limited to, any product warranty claims relating to products designed, manufactured, constructed, distributed, sold, leased, supported or installed by Buyer or services performed by Buyer after the Effective Time of Closing), provided, however, that Buyer shall not be required to indemnify the Seller Indemnified Parties pursuant to Section 8.2((a))(i) hereof in respect of the representations and warranties made by Buyer unless such right to indemnification is asserted by the Seller Indemnified Parties (whether or not such Losses have actually been incurred) by written notice to Buyer within the following time periods:

      (1) with respect to the representations and warranties set forth in Section 4.2 hereof, without time limitations; and

      (2) with respect to all other representations and warranties set forth in Article IV hereof, on or before March 31, 2003.

      Notwithstanding the foregoing, Buyer shall not be required to indemnify the Seller Indemnified Parties pursuant to Section 8.2((a))(i) in respect of the representations and warranties made by Buyer unless and until the amount of all Losses for which such indemnification is sought hereunder first exceeds $250,000, in which event all Losses in excess of such amount shall be subject to indemnification. Buyer’s aggregate obligation pursuant to Section 8.2((a))(i) shall in no event exceed an amount equal to thirty percent (30%) of the Final Purchase Price.

      The amounts for which Buyer shall be liable under Section 8.2((a)) hereof shall be net of any insurance proceeds received by the Seller Indemnified Parties in connection with the facts giving rise to the right of indemnification (less any retroactive insurance premiums or other premium increase, where such increase results directly from the filing or payment of any insurance claim related thereto).
      In the event a claim or demand by or from a third party against any Seller Indemnified Party arises that is covered by the indemnity provisions of Section 8.2((a)) of this Agreement, notice shall be promptly given by the Seller Indemnified Party to Buyer. The failure of the Seller Indemnified Party to promptly notify Buyer shall not relieve Buyer of any indemnification obligations hereunder except to the extent Buyer demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice; provided, however, that this sentence shall not apply to notices given after the expiration of the time period specified in Section 8.2(a)(2) hereof. Provided that Buyer admits in writing to Seller that such claim is covered by the indemnity provisions of Section 8.2((a)) hereof, Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Seller Indemnified Party agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that (i) counsel selected by Buyer is reasonably satisfactory to the Seller Indemnified Party and conducts the defense actively and diligently, (ii) if Buyer or any Affiliate is also a party to the proceeding, the Seller Indemnified Party has not determined in good faith that joint representation would be inappropriate due to actual or potential conflicting interests between them and (iii) no compromise or settlement of such claims may be effected by Buyer without the Seller Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law, and (B) the sole relief provided is monetary damages that are paid in full by Buyer. If Buyer has assumed the defense of such claim, the Seller Indemnified Party may select counsel to participate in any defense, in which event the Seller Indemnified Party’s counsel shall be at the sole cost and expense of the Seller Indemnified Party. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
      Except for claims of fraud against Buyer and except as provided in Sections 2.3, 8.6, 8.9, and 8.10 and 10.11 hereof, this Section 8.2 shall be the sole remedy of Seller against Buyer after Closing for any claim arising in connection with the transactions contemplated herein; provided, however, that the parties hereto may enforce the Parent Guaranty and Non-Competition Agreement, the Transition Services Agreement and any other agreements specifically contemplated herein or entered into pursuant hereto in accordance with their terms. Buyer’s representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable Seller to enforce its rights to indemnification under this Section.
    Section 8.3.Arbitration of Indemnity Claims.

    Any party making a claim for indemnity under Sections 8.1 or 8.2 hereof, other than third-party claims (an "Indemnified Party"), shall notify the party against whom the claim is made (either Buyer or Seller) (the "Indemnifying Party") in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. Notice of any such claim shall be given reasonably promptly after the Indemnified Party becomes aware of the facts or circumstances giving rise to such claim. The Indemnifying Party shall give written notice of any disagreement with such claim within 30 days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the Indemnifying Party and the Indemnified Party are unable to resolve any disagreement within 30 days following receipt by the Indemnifying Party of the notice referred to in the preceding sentence, the disagreement shall be submitted for resolution to an independent Person (the "Arbitrator") mutually agreed by the Indemnifying Party and the Indemnified Party. If the Indemnifying Party and the Indemnified Party cannot agree on a single arbitrator, then the disagreement shall be submitted to a panel of three independent Persons (the "Arbitrators"), one selected by the Indemnifying Party, one selected by the Indemnified Party and one selected by the two Arbitrators so selected, and shall be conducted in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in Raleigh, North Carolina, or such other location to which the parties to such dispute mutually agree. The Indemnifying Party and the Indemnified Party will each submit to the Arbitrator(s) a written statement setting forth such party’s proposed aggregate resolution of the dispute and any supporting data and analysis. The Arbitrators will select either the Indemnifying Party’s or the Indemnified Party’s proposed aggregate resolution of the dispute. The Arbitrator(s)’ determination shall be made within 30 days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to the Indemnifying Party and the Indemnified Party and shall be final, binding and conclusive. Judgment upon the decision rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof and may include the award of attorneys’ fees and other costs to the extent provided by this Article. The Person who is prevailed against in the resolution of such disagreement shall pay the fees and expenses of the Arbitrator(s) and the reasonable expenses of the other party (including attorneys’ fees) related to the arbitration. Any amount owing by any Person as a result of this Section 8.3 shall be paid within two Business Days after final determination of such amount.

    Section 8.4.Bulk Sales Compliance.

    Except as otherwise provided herein, Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of any state (including any such laws relating to Taxes), insofar as any such laws may apply to the transactions contemplated herein. Seller hereby covenants and agrees to pay and discharge when due all claims of creditors that could be asserted against Buyer by reason of such non-compliance. Seller hereby agrees to indemnify and hold Buyer harmless from and against and shall on demand reimburse Buyer for any and all Losses suffered by Buyer by reason of Seller’s failure to pay and discharge any such claims.

    Section 8.5.Additional Instruments.

    At any time and from time to time on and after the Closing, at either party’s request and without further consideration, Seller or Buyer, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Seller or Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to and interest in, and obligations with respect to, the Assets, the Contracts and the Assumed Liabilities, and the consummation of the transactions contemplated herein.

    Section 8.6.Employment Matters.
      Buyer and Seller have agreed that Seller shall be solely responsible for all liabilities or obligations of any kind with respect to the Employees for matters occurring on or prior to the Closing Date, including but not limited to any claims by any Employees related to their employment by Seller or to the termination of their employment by Seller prior to and as of the Effective Time of Closing. Without limiting the generality of the foregoing sentence, Seller shall be solely responsible for the following matters related to Seller’s employment of the Employees and the termination of such employment: except as provided in Section 8.6(i) hereof, any required compliance before Closing with WARN; any required compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for qualifying events (as defined in Code section 4980B) occurring on or prior to the Effective Time of Closing; and all alleged and actual obligations and claims arising from or relating to any employment agreement, collective bargaining agreement or Employee Benefit Plans, any grievances, arbitrations or unfair labor practice charges and relating to compliance with any applicable state or federal labor or employment law (including but not limited to all laws pertaining to discrimination, workers’ compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits) for events occurring on or prior to the Effective Time of Closing. Except as specifically set forth in Sections 8.6(c) and 8.6(d) below, Buyer shall not be obligated under and hereby specifically disclaims any assumption or liability with respect to any collective bargaining agreement, employment contract or Employee Benefit Plan to which Seller is a party or under which any of the Employees are covered. Buyer and Seller have agreed that Buyer shall be solely responsible for all liabilities or obligations of any kind with respect to Continuing Employees for matters occurring after the Closing Date, including but not limited to any claims by any Continuing Employees related to their employment by Buyer or to the termination of their employment by Buyer after the Effective Time of Closing. Without limiting the generality of the foregoing sentence, Buyer shall be solely responsible for the following matters related to Buyer’s employment of Continuing Employees and the termination of such employment: except as provided in Section 8.6(i) hereof, any required compliance after Closing with WARN; any required compliance with COBRA for qualifying events (as defined in Code section 4980B) occurring after the Effective Time of Closing; and all alleged and actual obligations and claims arising from or relating to any employment agreement, collective bargaining agreement or Employee Benefit Plans, any grievances, arbitrations or unfair labor practice charges and relating to compliance with any applicable state or federal labor or employment law (including but not limited to all laws pertaining to discrimination, workers’ compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits) for events occurring after the Effective Time of Closing.
      Seller agrees to terminate, as of the Effective Time of Closing, the employment of any of its Employees to whom it does not intend to offer employment in its other operations. Except as specifically provided in Section 8.6(d) hereof, Seller agrees to satisfy all compensation, severance pay, vacation pay, sick pay and other obligations under applicable Law with respect to its Employees, including any obligation to bargain with any union representing its Employees with respect to the transactions contemplated by this Agreement, the effects thereof, and, if required, the decision to enter into this Agreement. Except to the extent specifically set forth in Sections 8.6(c) and 8.6(d) below, Buyer shall have no liability or obligation with respect to the Employees.
      Buyer agrees to offer employment, as of the Effective Time of Closing, to all persons who are actively employed by Seller immediately prior to the Effective Time of Closing, and to all inactive Employees who are receiving disability or worker’s compensation benefits as of the date such Employee is eligible to return to work; provided, however, that no such Employee shall be offered employment under this provision after six months following the Closing Date and Buyer shall not be required, at Closing or any time thereafter, to offer employment to former employees of Seller who have been laid off by Seller prior to the Effective Time of Closing. Buyer agrees that the offers of employment shall be at wage rates that are at least comparable to Seller’s wage rates in effect on the Closing Date.
      (i) With respect to each Continuing Employee, Buyer agrees to offer vacation benefits and sick day and personal day policies to such Continuing Employee that are consistent with those currently offered by Seller, and to recognize such Continuing Employee’s service with Seller for purposes of such policies. Buyer and Seller agree that the Initial Statement of Adjusted Working Capital and Final Statement of Adjusted Working Capital shall include accruals for vacation pay, sick days and personal days in accordance with the Special Accounting Principles.
      Buyer agrees that Continuing Employees shall be eligible to participate in a defined contribution plan that is qualified under Sections 401(a) and 401(k) of the Code and shall recognize, for purposes of eligibility to participate and vesting purposes, service with the Seller and Affiliates of the Seller prior to the Closing Date to the extent that such service is recognized under Seller’s Plan. Seller agrees to cause Seller’s Plan to be amended to fully vest each Continuing Employee in his account balances under Seller’s Plan. Subject to the conditions prescribed by the following sentence, Buyer agrees that the Buyer’s Plan will accept rollovers in the form of cash and any outstanding loan (provided that such loan is in good standing as of the date of the rollover) from the Seller’s Plan on behalf of each Continuing Employee who directs that a rollover be made. The Buyer’s Plan shall not be required to accept a rollover contribution in accordance with the preceding sentence unless the administrator of the Seller’s Plan certifies with respect to such rollover that (A) the Seller’s Plan has received a favorable determination letter from the Internal Revenue Service covering the Tax Reform Act of 1986, (B) the distribution from the Seller’s Plan is an "eligible rollover distribution" as defined under Section 402(c)(4) of the Code, (C) no part of the distribution from the Seller’s Plan to be rolled over is considered a return of employee after-Tax contributions, (D) the distribution from the Seller’s Plan is not part of a series of periodic payments and (E) the distribution is not a "required minimum payment" under Section 401(a)(9) of the Code.
      Buyer agrees to provide welfare benefit plans (as defined in Section 3(1) of ERISA) (the "Buyer’s Welfare Plans") that provide benefits to Continuing Employees that are at least substantially equivalent to such benefits provided to similarly situated employees of Buyer immediately prior to the Closing Date. With respect to such Continuing Employees, and, as applicable, their beneficiaries and dependents, Buyer’s Welfare Plans shall not include a waiting or eligibility period or a preexisting condition restriction or limitation (provided that any preexisting condition restriction or limitation under Seller’s corresponding welfare benefit plans has been satisfied subject in all respects to the provision of the Health Insurance Portability and Accountability Act of 1996). To the extent that such Continuing Employees or their dependents or beneficiaries have satisfied any deductibles of the Seller’s Welfare Plans for the year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under Buyer’s Welfare Plans.
      Buyer agrees to adopt, with respect to the Continuing Employees only, a severance benefit plan that provides benefits that are identical in form and amount to Seller’s severance benefit program listed on Exhibit 3.13 attached hereto (provided that Buyer’s plan shall provide benefits only to Continuing Employees terminated on or before December 31, 2001), and agrees to keep such severance benefit program in effect until at least December 31, 2001. Subject to Section 8.10 below, Buyer agrees to pay (at Buyer’s sole cost and expense) severance pay and other benefits to Continuing Employees terminated on or before December 31, 2001, under such severance benefit program, in accordance with the terms of such program, and Buyer will recognize service with the Seller and its Affiliates before the Effective Time of Closing for purposes of the payment of any severance pay.
      Seller agrees that it will perform its obligations, if any, under the Non-Compete and Confidentiality Agreements listed on Exhibit 3.13 attached hereto, in accordance with the terms of such agreements in effect as of the Effective Time of Closing; provided, however, that Buyer agrees to reasonably assist Seller with Seller’s efforts to mitigate its liabilities and obligations under such agreements.
      Buyer agrees to be solely responsible for, and to indemnify and hold Seller harmless from, all liabilities and obligations, including attorneys’ fees, under WARN or any other Law requiring notice prior to termination of employment or the payment of severance pay, wages or benefits as a result of or with respect to (i) the transactions contemplated by this Agreement, and (ii) layoffs, employment terminations or other employment related actions or omissions occurring after the Closing Date (whether such actions alone or in conjunction with the employment related actions by the Seller before Closing give rise to such liabilities or obligations).
    Section 8.7.Allocation of Purchase Price.

    The Initial Purchase Price plus the Assumed Liabilities (to the extent they constitute part of the amount realized by Seller for federal income Tax purposes) shall be allocated among the Assets and the Contracts as mutually agreed upon by the parties prior to Closing, which the parties shall adjust to reflect any differences between the Final Purchase Price and the Initial Purchase Price. This allocation is intended to comply with the allocation method required by Section 1060 of the Code. The parties shall cooperate to comply with all requirements of Section 1060 and the regulations thereunder, and once the allocation has been adjusted to reflect the Final Purchase Price, the allocation shall be adjusted only if and to the extent necessary to comply with such requirements. Buyer and Seller agree that they will not take nor will they permit any affiliated person to take, for income Tax purposes, any position inconsistent with such allocation; provided, however, that (i) Buyer’s total cost for the Assets may differ from the total amount allocated hereunder to reflect Buyer’s transaction costs other than the Final Purchase Price and Assumed Liabilities, and (ii) the amount realized by Seller may differ from the total amount allocated hereunder to reflect Seller’s transaction costs that reduce the amount realized for income tax purposes.

    Section 8.8.Access to Books and Records.

    From and after the Closing, Buyer will authorize and permit Seller and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Buyer’s business, to all books, records, files, documents and correspondence included among the Assets that relate to the conduct of the U.S. Display Business prior to the Effective Time of Closing. From and after the Closing, Seller will authorize and permit Buyer and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Seller’s business, to all books, records, files, documents and correspondence not included among the Assets that relate to the conduct of the U.S. Display Business prior to the Effective Time of Closing. Buyer and Seller agree to maintain all books and records, files, documents and other correspondence related to the U.S. Display Business prior to the Effective Time of Closing for a period of five (5) years from the Effective Time of Closing, during which period each party shall have the right to review and copy, at the copying party’s expense, any such books, papers and records.

    Section 8.9.Use of Excluded Intangibles.

    Buyer agrees that without Seller’s consent it will not make any use of any of the Excluded Intangibles including, without limitation, the names "Chesapeake Corporation" or "Chesapeake Display and Packaging Company," the wordmarks "Chesapeake" or "CD&P," the phrase "Resourceful by Nature" or the "rolling C" logo, or any variation thereof in any manner; provided, however, that Buyer may use such names and marks (i) on pre-printed purchase orders, checks, and business forms bearing such names or marks on the Closing Date, for a commercially reasonable period of time in which to use or consume such items in the ordinary course of business after Closing, and (ii) on work-in-process and finished goods inventory, building signage, trucks, trailers and similar uses bearing such names or marks on the Closing Date, until December 31, 2002. In addition, Buyer may use the "Chesapeake Display and Packaging Company" name in the phrase "CorrFlex Display and Packaging, LLC (acquiror of Chesapeake Display and Packaging Company)" and equivalent uses for up to 24 months following the Closing Date, with the prior written consent of Seller for each such use and the form thereof (such consent not to be unreasonably withheld). Buyer shall indemnify and hold harmless for any Losses suffered by Seller that are directly attributable to Buyer’s use of the Excluded Intangibles pursuant to this Section.

    Section 8.10.Cinnaminson Facility.

  If Buyer elects to close the facility located in Cinnaminson, New Jersey (the "Cinnaminson Facility"), prior to December 31, 2001, and gives Seller at least seventy-five (75) days prior written notice of such closure, Seller shall: (i) pay all severance costs that arise under Seller’s severance agreements and polices that are in effect on the Closing Date with respect to Continuing Employees whose employment is terminated in connection with such closure; provided, however, that Buyer shall use its good faith commercially reasonable efforts to mitigate such costs by offering Continuing Employees at the Cinnaminson Facility comparable employment at Buyer’s other facilities where available and practical; and (ii) assume the lease for the Cinnaminson Facility (and the lease for any leased or licensed Assets or Equipment used in the conduct of the U.S. Display Business at such facility as of the Effective Date of Closing) from and after the closure date. Notwithstanding closure of the Cinnaminson Facility pursuant to this Section 8.10, Assets (other than leased or licensed Assets or Equipment used in the conduct of the U.S. Display Business at such facility as of the Effective Date of Closing) at the Cinnaminson Facility shall be the property of Buyer after such closure. Buyer shall remove all such Assets (other than leased or licensed Assets or Equipment used in the conduct of the U.S. Display Business at such facility as of the Effective Date of Closing) from the Cinnaminson Facility within 60 days of such closure.

  ARTICLE IX
  TERMINATION
    Section 9.1.Termination.

    Time is of the essence of this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows: (a) at any time prior to the Closing Date by mutual written agreement of Seller and Buyer; (b) by Buyer if, prior to the Closing Date, any of the conditions set forth in Article VI of this Agreement shall have become impossible to fulfill on or before June 29, 2001, or if Seller is in material breach of its obligations hereunder (unless Seller is diligently attempting to cure such breach by all commercially reasonable efforts, and such breach is susceptible to being cured on or before June 29, 2001); (c) by Seller if, prior to the Closing Date, if any of the conditions set forth in Article VII of this Agreement shall have become impossible to fulfill on or before June 29, 2001, or if Buyer is in material breach of its obligations hereunder (unless Buyer is diligently attempting to cure such breach by all commercially reasonable efforts, and such breach is susceptible to being cured on or before June 29, 2001); (d) by Seller or Buyer at any time after June 29, 2001, if the Closing has not occurred by such date; or (e) by Buyer or Seller pursuant to Section 5.9 hereof.

    Section 9.2.Rights on Termination; Waiver.
      If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other (except any liability of any party then in violation or breach of its obligations hereunder, as to which the party not in breach shall retain all of its rights and remedies under applicable Law); provided, that the parties’ obligations contained in Section 5.8 of this Agreement shall survive any such termination.
      If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Buyer may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby.
  ARTICLE X
  MISCELLANEOUS
    Section 10.1.Transfer Taxes and Fees.

    Buyer and Seller shall each pay one-half of all filing, transfer, sales, recordation and similar Taxes (other than filing fees under the HSR Act) charged to sellers, grantors, transferors, assignors, purchasers, grantees, transferees or assignees under applicable Law in connection with the transactions contemplated hereunder.

    Section 10.2.Entire Agreement; Amendment.

    Except as set forth in Section 5.8 hereof, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    Section 10.3.Expenses.

    Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

    Section 10.4.Governing Law.

    This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof. Buyer and Seller hereby agree that service of process delivered pursuant to Section 10.6 hereof shall suffice as adequate service of process.

    Section 10.5.Assignment.

    This Agreement and each party’s respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party, except that Buyer may assign all of its rights, interests and obligations hereunder to a newly formed wholly-owned subsidiary of Buyer formed for the purpose of consummating the transactions contemplated herein and having no prior business operations or liabilities; provided, however, that any such assignment shall not relieve Buyer of its obligations hereunder, and that as a condition to such assignment, Buyer shall execute and deliver to Seller a guaranty of all of the obligations of such subsidiary under this Agreement of like tenor with the guaranty provisions of the Parent Guaranty and Non-Competition Agreement. Subject to the preceding sentence, this Agreement is binding upon inures to the benefit of, and is enforceable by, the parties hereto and their respective successors and assigns.

    Section 10.6.Notices.

    All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or one (1) Business Day after having been sent by overnight delivery service, or three (3) Business Days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

    If to Buyer: CorrFlex Graphics, LLC

    P.O. Box 5878

    701 Rickert Street

    Statesville, North Carolina 28687

    Attention: L. Kerry Vickar, LL.B.

    Chairman & Chief Executive Officer

    Facsimile: (704) 872-7778

    With a copy to: Allain Andry, Esq.

    Robinson, Bradshaw & Hinson, P.A.

    101 North Tryon Street, Suite 1900

    Charlotte, North Carolina 28246

    Facsimile: (704) 378-4000

    If to Seller: Chesapeake Display and Packaging Company

    c/o Chesapeake Corporation

    James Center II

    1021 East Cary Street

    P.O. Box 2350

    Richmond, Virginia 23218-2350

    Attention: J.P. Causey Jr., Esq.

    Senior Vice President, Secretary

    & General Counsel

    Facsimile: (804) 697-1192

    With a copy to: Gary E. Thompson, Esq.

    Hunton & Williams

    Riverfront Plaza, East Tower

    951 East Byrd Street

    Richmond, Virginia 23219-4074

    Facsimile: (804) 788-8218

    Section 10.7.Counterparts; Headings.

    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

    Section 10.8.Interpretation.

    Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters.

    Section 10.9.Severability.

    If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

    Section 10.10.No Reliance.

    No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, other than the Buyer Indemnified Parties and the Seller Indemnified Parties, who may rely on the provisions of Article VIII hereof. Buyer and Seller assume no liability to any other third party because of any reliance on the representations, warranties and agreements of Buyer or Seller contained in this Agreement.

    Section 10.11.Specific Performance.

    Seller and Buyer hereby agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed in its name by a duly authorized officer as of the day and year first above written.

    CORRFLEX GRAPHICS, LLC

    By: /s/ L. Kerry Vickar

               L. Kerry Vickar

    Its: Chairman & CEO

    By: /s/ Bryan L. Smith

               Bryan L. Smith

    Its: President

    CHESAPEAKE DISPLAY AND PACKAGING COMPANY

    By: /s/ Andy Kohut

               Andy Kohut

    Its: President

    Exhibit 1.5

    Assignment and Assumption Agreement

    ASSIGNMENT AND ASSUMPTION AGREEMENT

    ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of _________, 2001, between CHESAPEAKE DISPLAY AND PACKAGING COMPANY, an Iowa corporation (the "Assignor"), and CORRFLEX GRAPHICS, LLC, a North Carolina limited liability company ("Assignee").

    WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of ________, 2001 (the "Purchase Agreement"), the terms of which are incorporated by reference herein; and

    WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor, all of the Assumed Liabilities and all of Assignor’s rights and obligations arising from and after the Effective Time of Closing under the Contracts, all subject to the terms, conditions, representations, warranties, covenants and agreements set forth in the Purchase Agreement.

    NOW, THEREFORE, for and in consideration of the payment of the Initial Purchase Price by Assignee to Assignor on the date hereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

    1. Assignment. Assignor hereby assigns, transfers and sets over to Assignee, its successors and assigns, as of the Effective Time of Closing, Assignor’s entire right, title, interest and obligations in, to and under the Assumed Liabilities, and the rights and obligations arising from and after the Effective Time of Closing under the Contracts.

    2. Assumption. Assignee hereby assumes and accepts from Assignor, as of the Effective Time of Closing, Assignor’s entire right, title, interest and obligations in, to and under the Assumed Liabilities, and the rights and obligations arising from and after the Effective Time of Closing under the Contracts.

    3. Further Assurances. Assignor and Assignee agree to do such further acts and to execute and deliver such further agreements, instruments or documents as may be necessary or appropriate to carry out the purposes of this Assignment and Assumption Agreement.

    4. Defined Terms. Capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement.

    5. Inconsistencies. To the extent of any inconsistency between this Assignment and Assumption Agreement and the Purchase Agreement, the Purchase Agreement shall control and prevail.

    IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

    Assignor:

    CHESAPEAKE DISPLAY AND PACKAGING

    COMPANY

    By:

    Its:

    Assignee:

    CORRFLEX GRAPHICS, LLC

    By:

    Its:

    Exhibit 1.6

    Assumed Liabilities
    Letter dated January 4, 2001 from counsel for Midwest Quality Gloves, Inc. to Wells Lamont (CD&P customer) demanding that Wells Lamont "cease immediately" from using a glove display system (Midwest’s so-called "Glove Hut") designed and manufactured by Chesapeake Display and Packaging Company to which Midwest claims it has superior intellectual property rights (patent pending).
    Letter dated March 17, 2000 from Pack ‘N’ Stack, Inc. counsel to Chesapeake Display and Packaging Company demanding that Chesapeake Display and Packaging Company "immediately cease and desist" from manufacturing, using, and marketing "auto glued trays" to which Pack ‘N’ Stack claims patent rights. Chesapeake Display and Packaging Company has responded. No further notice has been received from Pack ‘N’ Stack.

    Exhibit 1.7

    Bill of Sale

    BILL OF SALE

    BILL OF SALE, made as of _____________, 2001, by CHESAPEAKE DISPLAY AND PACKAGING COMPANY, an Iowa corporation ("Seller"), to CORRFLEX GRAPHICS, LLC, a North Carolina limited liability company ("Buyer").

    WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of ______________, 2001 (the "Purchase Agreement"), the terms of which are incorporated herein by reference and made a part hereof, with respect to the sale by Seller and purchase by Buyer of certain assets owned by Seller and used in Seller’s U.S. Display Business.

    NOW, THEREFORE, for and in consideration of the payment of the Initial Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, all of the Assets (other than the owned Real Property, which is being conveyed from Seller to Buyer pursuant to separate special warranty deeds).

    TO HAVE AND TO HOLD all such assets hereby sold and transferred to Buyer and its successors and assigns forever.

    Capitalized terms not otherwise defined herein shall have the meanings given in the Purchase Agreement. To the extent of any inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control and prevail.

    IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized representative as of the date first above written

    CHESAPEAKE DISPLAY AND PACKAGING

    COMPANY

    By:

    Name:

    Its:

    Exhibit 1.17

    Contracts

    1. World Park Standard Warehouse Lease, dated March 3, 1997, by and between System Realty Three, Inc. and Chesapeake Display and Packaging Company for the premises located at 9756 International Boulevard, Building 24, Cincinnati, Ohio; Second Amendment to Lease, dated May 9, 2000, by and between Cabot Industrial Properties, L.P. and the Company for the premises located at Building 24, 9756 International Drive Cincinnati, Ohio; and attached Lease Term Termination Agreement, dated May 9, 2000, by and between Cabot Industrial Properties, L.P. and Chesapeake Display and Packaging Company for the premises located at Suites 220 and 225 of Technology Woods at 4701 Creek Road, Blue Ash, Ohio.

    2. Lease Agreement, dated June 30, 1995, First Extension and Amendment Agreement, dated July 1, 2000, and Commission Agreement, dated July 19, 2000, by and between Salem Business Park, LLC and Chesapeake Display and Packaging Company for the premises located at Building 43, 3300 Old Lexington Road, Winston-Salem, North Carolina.

    3. Lease Agreement, dated March 1, 1998, by and between J.G. Messick & Sons, Inc. and Chesapeake Display and Packaging Company for the premises located at 2900 Lowery Street, Winston-Salem, North Carolina.

    4. Lease Agreement, dated December 28, 1992, by and between Forsyth/Chesapeake Partners Limited Partnership and Chesapeake Display and Packaging Company for the premises located at Forum 52 Industrial Park, Rural Hall, Forsyth County, North Carolina.

    5. Month-To-Month Lease Agreement, dated July 25, 1996, by and between Highwoods/Forsyth Limited Partnership and Chesapeake Permanent Display, a Division of the Company, for the premises located at 1325 Ivy Avenue, Winston-Salem, North Carolina.

    6. Lease Agreement, dated January 31, 1998, by and between Salem Business Park, LLC and Chesapeake Display and Packaging Company for the premises located at Building 30, 3300 Old Lexington Road, Winston-Salem, North Carolina.

    7. Letter, dated March 18, 1996, from Twin City regarding increasing rental rates at Chesapeake Display and Packaging Company’s Twin City Warehouse.

    8. Non-Disclosure Agreement, dated December 21, 2000, between Chesapeake Display & Packaging and McNeil Consumer Healthcare Company Division of McNeil-PPC., Inc.

    9. Customer Contract, dated December 19, 2000, between Chesapeake Display & Packaging and Minnesota Mining and Manufacturing Company.

    10. Letter, dated September 18, 2000, from Intel to Chesapeake Display and Packaging including a Request for Proposal and Terms and Conditions.

    11. Letter Agreement, dated January 24, 2000, between the Company and Decision Analysts, Inc. regarding Peak Net Marketing Research Agreement.

    12. Contract and Rate Quotation, dated May 25, 2000, between the Company and Verst Group Logistics.

    13. Lease Agreement between Chesapeake Display and Packaging and AT&T Credit Corporation.

    14. Lease Agreements between Chesapeake Display and Packaging and IKON Office Solutions, Inc.

    15. Master Lease Agreement between Chesapeake Display and Packaging and Yale Financial Services, Inc.

    16. Vehicle Lease Service Agreement, dated December 22, 1997, between Chesapeake Display and Packaging and Penske Truck Leasing.

    17. Services Agreement, dated May 3, 2000, between Chesapeake Display and Packaging and RPC Mechanical, Inc.

    18. Commercial Sales Agreement, dated March 31, 1999, between Chesapeake Display and Packaging and ADT Security Services, Inc.

    19. Customer-Vendor Agreement, dated November 1, 1999, between Chesapeake Display and Packaging and First Choice Distribution.

    20. Pest Management Service Agreement, dated December 21, 1999, between Chesapeake Display and Packaging and Prest-X-Company.

    21. Rental Service Agreement, dated November 1, 1999, between Chesapeake Display and Packaging and City Laundering Co.

    22. Service Agreement, dated June 16, 1994, between Chesapeake Display and Packaging and Hawkeye State Scale, Inc.

    23. Vehicle Lease Service Agreement, dated November 6, 1997, between Chesapeake Display and Packaging and Paclease/Truck Leasing, Inc.

    24. Schedule "A" of Truck Lease and Service Agreement, dated July 7, 2000, between Chesapeake Display and Packaging and Brown NationaLease.

    25. Lease Agreement, dated January 21, 1999, between Chesapeake Display and Packaging and Hupp TOYOTALift.

    26. Rental Agreement, dated May 19, 1990, between Chesapeake Display and Packaging and Olympic Compactor Rentals.

    27. Equipment Maintenance and Supply Agreement, dated November 22, 2000, between Chesapeake Display and Packaging and Copy Systems Inc.

    28. Accepted Proposal, dated November 28, 2000, between Chesapeake Display and Packaging and An Earth Art.

    29. Lease Agreement, dated June 12, 2000, between Chesapeake Display and Packaging and IKON Office Solutions, Inc.

    30. Lease Agreement, dated December 14, 1998, between Chesapeake Display and Packaging and Lease Corporation of America.

    31. Equipment Rental Contract, dated May 27, 1999, between Chesapeake Display and Packaging and Waterhouse Bottled Water Service.

    32. Equipment Lease, dated February 2, 1998, between Chesapeake Display and Packaging and Bankers Leasing Company.

    33. Equipment Rental Agreement, dated June 22, 2000, between Chesapeake Display and Packaging and Xtra Lease.

    34. Equipment Rental Agreement, dated October 6, 2000, between Chesapeake Display and Packaging and Xtra Lease.

    35. Warehousing Rate Proposal, dated February 8, 2000, between Chesapeake Display and Packaging and GSTC Logistics, Inc.

    36. Quality Systems International Software License and Support Agreement, dated May 31, 2000, between Quality Systems International and Chesapeake Display and Packaging Company.

    37. License Agreement, dated August 25, 1998, between Cyre, Inc. and Chesapeake Display and Packaging.

    38. Master Multi-Site Service Agreement, dated October 1, 2000, between WAM!NET, Inc. and Chesapeake Display and Packaging.

    39. Changepoint Software License and Maintenance Agreement, dated June 9, 1999, between Changepoint Inc. and Chesapeake Display and Packaging, as amended.

    40. Symantec Value License Program, Issued November 10, 2000 to Chesapeake Display and Packaging.

    41. Letter Agreement, dated May 18, 2000, from CSC Leasing Company to Chesapeake Display and Packaging regarding the sale of surplus computer equipment.

    42. Letter Confidentiality Agreement, dated November 13, 2000, between Chesapeake Display and Packaging and Scott Freeman with AMX International, Inc.

    43. Letter Confidentiality Agreement, dated November 13, 2000, between Chesapeake Display and Packaging and Steven Murphy with Data Systems International.

    44. Letter Confidentiality Agreement, dated November 13, 2000, between Chesapeake Display and Packaging Company and Charles Schwiderski with Data Systems International.

    45. Letter Confidentiality Agreement, dated November 13, 2000, between Chesapeake Display and Packaging Company and Rockey Tripodi with Born Information Services.

    46. Letter of Intent, dated March 26, 1998, between Chesapeake Display and Packaging Company and THIMM Verpackung.

    47. Lease Agreement, dated January 24, 2001, between Russell Gerdin and Chesapeake Display and Packaging for the premises located at 2570 Independence Road in Scott Six Industrial Park, Iowa City, Iowa, and Parent Guaranty. Lease and Parent Guaranty to be assumed by Buyer.

    48. Commercial Lease, dated October 25, 2000, between Cummings Properties, LLC and CD&P for the premises located 100 Cummings Center, Suite 116F, Beverly, MA 01915.

    49. Lease, dated April 30, 1996, between Berkshire Industrial Corporation and CD&P for the premises located at Berkshire Corporate Park, Bethel, CT.

    50. Multi-Tenant Industrial Lease, dated December 15, 1997, between 2703 Cindel Drive, LLC and CD&P for the premises located at 2703 Cindel Drive, Cindel Business Park, Cinnaminson, NJ.

    51. Lease Agreement, dated March 14, 1996, between Church St. Partners and CD&P for the premises located at 1274 N. Church Street, Moorestown, NJ. Lease expires on June 30, 2001.

    52. Assignment of Lease, dated January 1, 1990, between American National Bank and Trust Company of Chicago as Trustee and CD&P for the premises located at 1111 Pasquinelli Dr., Westmont, IL.

    53. Lease for the Carolina Public Warehouse, located at 3609 Glenn Ave., Winston-Salem, North Carolina.

    54. Lease for the Public Warehouse located at 5805 Courtesy Lane, Shreveport, Louisiana.

    55. Lease for the Hill & Williams Warehouse located at 625 44th Street, Marion, Iowa.

    56. Lease for the GSTC Public Warehouse located at 400 Hwy 150 East, Walford, Iowa.

    57. Lease for the Lentz Warehouse located at 6220 Clementine Dr., Clemmons, North Carolina.

    58. Lease of Public Warehouse located at 1075 Victor Hill Rd., Greer, South Carolina.

    59. License Agreement for Sametime Software, a Lotus Notes software designed for instant messaging and electronic conferencing via a computer.

    60. License of JD Edwards software.

    61. License of Harry Rhodes software.

    62. Letter Agreement between Revlon and Chesapeake Display and Packaging Company, dated March 26, 2001, regarding Revlon Assembly and Distribution Facility in Winston-Salem, North Carolina.

    63. Agreement, dated January 24, 2001, between Septagon Construction Co., Inc. and Chesapeake Display and Packaging.

    64. Virtuoso Business Centers Service Agreement, dated March 19, 2001, between Virtuoso Business Centers and Chesapeake Display and Packaging Company for the lease of the premises at #212, 213 and 214, 1010 N. /Central Avenue, Glendale, California 91202, and attached Service Agreement and Amendment.

    65. All Software licenses, including without limitation licenses with respect to all shrink wrapped and original equipment Software loaded on Equipment (excluding licenses for the Software required to perform the Services contemplated in the Transition Services Agreement, which licenses are to be assigned to Buyer pursuant to the provisions of the Transition Services Agreement).

    66. All Equipment leases that have rental payments of less than $100,000 per year (excluding the leases for the two AS/400 computers and the two RS6000 computers that are to be assigned to Buyer pursuant to the provisions of the Transition Services Agreement).

    67. All maintenance agreements for Equipment entered into in the ordinary course of business of the U.S. Display Business.

    68. All express and implied warranty rights relating to the Assets.

    69. All vendor and supplier supply agreements and purchase orders entered into for the purchase of goods or services in the ordinary course of business of the U.S. Display Business.

    70. All customer supply agreements and accepted and unfilled orders for the sale of goods to, and performance of services for, customers of the U.S. Display Business in the ordinary course of business of the U.S. Display Business.

    71. All other contracts, agreements, and understandings entered into in the ordinary course of business of the U.S. Display Business and which remain in effect at the Effective Time of Closing, none of which (individually or in the aggregate) are material.

    Exhibit 1.24

    Equipment

    1. See attached list.

    Exhibit 1.25

    Excluded Assets

    1. Claims against former employee Dan Ritz for unjust enrichment, fraud and breach of Non-Compete and Confidentiality Agreement and related claims against Smurfit Stone Corrugated Container Corporation.

    2. Claims against former employee Ted Gleis arising from Gleis’ Non-Compete and Confidentiality Agreement and related claims against Smurfit Stone Corrugated Container Corporation.

    3. Claims against former employee Michael Keith arising from Keith’s Non-Compete and Confidentiality Agreement and related claims against Prestige Display and Packaging.

    4. Any intercompany balances due to or receivable from Color-Box, LLC.

    5. Any pension plan assets.

    6. Accounts due from officers, employees and Affiliates of Seller.

    7. The minute books, stock records and corporate seal of Seller.

    8. All of Seller’s insurance policies and rights thereunder, except for any insurance proceeds received or receivable for loss or damage after December 31, 2000, of items of tangible personal property of the U.S. Display Business held as of such date (except to the extent such proceeds have been used to repair or purchase items of tangible personal property included in the Assets).

    9. Pre-Closing rights of the U.S. Display Business relating to deposits, prepaid expenses, rebates and claims for refunds.

    10. All personnel records and other records of the U.S. Display Business that Seller is required by Law to retain in its possession.

    11. All assets owned or held by Seller and not used primarily in the U.S. Display Business.

    12. Mechanicsburg facility located at Old Silver Springs Road, Mechanicsburg, Pennsylvania.

    13. Facility in Marion, Iowa.

    14. The power supply backup-18KVA, which is to be transferred to Buyer pursuant to the provisions of the Transition Services Agreement.

    Exhibit 1.26

    Excluded Intangibles
    Names "Chesapeake Corporation" and "Chesapeake Display and Packaging Company."
    Wordmarks "Chesapeake," "CD&P" and any variations or derivations thereof.
    Phrase "Resourceful by Nature."
    The "rolling C" logo.

Exhibit 1.30

Financial Statements

U.S. Display Business

Condensed Income Statements

for the fiscal years ended December 31,

(unaudited)
(in thousands)	1998	1999	2000

External Sales, Net	200,793	189,004	177,998
Internal Sales, Net	8,348	1,311	176
Net Sales	209,141	190,315	178,173

Direct Costs	135,580	100,124	132,869
Contribution Margin	73,561	90,191	45,305
Contribution % Sales	35.2%	47.4%	25.4%

Period Manufacturing	25,313	35,565	25,543
Depreciation Expense	4,232	4,773	4,661
LIFO Expense		200	258
Gross Margin	44,016	49,652	14,842
Gross Margin % Sales	21.0%	26.1%	8.3%

Selling Expense	18,889	18,041	19,341
General & Admin. Expense	19,079	23,854	33,253
Total SG&A Expense	37,968	41,895	52,594
Operating Income	6,048	7,757	(37,751)

Other Income	(880)	672	445
Other Deductions	11	1	0
Amortization Expense	768	768	768
EBIT	4,389	7,660	(38,075)

Restructuring	3,600	815	1,140
EBITR	789	6,845	(39,215)

U.S. Display Business

Condensed Balance Sheet

as of December 31, 2000

(unaudited)
(in thousands)	December 31, 2000

Current assets:
Cash and cash equivalents	$ 10
Accounts receivable	27,587
Inventory	14,500
Other current assets	3,516
Total current assets	45,613

Property, plant and equipment, net	43,913
Goodwill and intangibles, net	7,115
Overfunded pension	5,260
Other assets	52,810
Total assets	$ 154,711

Current liabilities:
Accounts payable	$ 19,873
Taxes payable (receivable)	(20,595)
Accrued expenses	6,534
Intercompany debt	50,516
Total current liabilities	56,328

Intercompany debt	78,050
Long-term external debt	63
Other long-term liabilities	7,786
Deferred income taxes	11,269
Total liabilities	153,496

Stockholders’ equity	1,215

Total liabilities and stockholders’ equity	$ 154,711

Exhibit 1.37

Initial Statement of Adjusted Working Capital

U.S. Display
Statement of Adjusted Working Capital
As of December 31, 2000
(in thousands)

				US Display
	US Display	Adjustments		As Adjusted
Current assets:
Cash and cash equivalents	$ 10	$ (10)	(1)	$ -
Accounts receivable	27,587	(4,546)	(2)	23,013
		(28)	(4)
Inventory	14,500	(371)	(2)	14,129
Other current assets	3,516	(211)	(2)	1,848
		(1,457)	(3)
Total current assets	$ 45,613	$ (6,623)		$ 38,990

Current liabilities
Accounts payable	$ 19,873	$ (10,098)	(2)	$ 9,775
Taxes payable (receivable)	(20,595)	20,595	(3)
Accrued expenses	6,534	(1,142)	(5)	5,106
		(211)	(2)
Intercompany debt		(75)	(6)	-
Total current liabilities	$ 5,812	$ 9,069		$ 14,881

Total Working Capital	$ 39,801	$ (15,692)		$ 24,109
Difference between Preliminary and Final December 31, 2000, Balance Sheet				(31)
Adjusted working capital				$ 24,078

(1)				Eliminate cash and outstanding check balances
(2)				Eliminate balances with ColorBox
(3)				Eliminate tax balances.
(4)				Eliminate Smurfit-Stone rebate
(5)				Eliminate restructure
(6)				Eliminate legal accrual

Exhibit 1.38

Intangibles

1. Patent No. 4,929,116: Coupler assembly for connecting corrugated sheet material.

2. Patent No. 4,949,851: Collapsible display.

3. Design Patent No. 319,940: Foldable tray unit for product merchandising display stand.

4. Design Patent No. 359,180: Display tray.

5. Patent No. 5,611,438: Product display and display hook for use in same.

6. Design Patent No. 380,113: Can dispenser and holder.

7. Design Patent No. 432,912: Box.

8. Design Patent No. 433,630: Box.

9. Design Patent No. 295,815: Refrigerated dispenser display stand.

10. Design Patent No. 319,938: Article display stand.

11. Design Patent No. 328,205: Display rack.

12. Design Patent No. 328,210: Display rack module.

13. Design Patent No. 335,048: Display stand.

14. Design Patent No. 335,049: Display stand.

15. Design Patent No. 335,050: Display stand.

16. Design Patent No. 337,511: Flange plate for a spool.

17. Design Patent No. 337,718: Interlock panel for a spool.

18. Design Patent No. 341,769: Spool.

19. Design Patent No. 352,147: Portable display cart.

20. Patent No. 4,420,947: Shelf support system.

21. U.S. Patent Application (No. 09/271,744) for display system for advancing products (filed March 18, 1999).

22. Pending Patent Applications

Country	Serial No.	Filing Date	Title
US	60/162,116	Oct. 29, 1999	Display Assembly
US	60/162,114	Oct. 29, 1999	Floor Standing Panel Display
US	60/162,115	Oct. 29, 1999	Foldable Double Sided Display Unit
US	60/237,150	Oct. 2, 2000	Suitcase Style Pre-Pack Floorstand
US	60/265,746	Feb. 2, 2001	Wheeled Display With Built-in Retail Ramp

23. Trademarks "Peake Net," "Peak Solutions."

24. License of JD Edwards software.

25. License of Harry Rhodes software.

26. All Software embedded in material Equipment.

Exhibit 1.41

Knowledge of Seller
  Thomas H. Johnson.
  Andrew J. Kohut.
  William T. Tolley.
  J.P. Causey Jr.
  Michael A. Bellanca.
  Thomas A. Smith.
  Robert D. Troudt
  Lawrence J. Siebert, Jr.
  Christopher R. Burgess
  Theodore A. Samotis
  Pierre R. Gioeli

Exhibit 1.45

Opinion of Buyer’s Counsel

1. The Opinion of Buyer’s Counsel to be in customary form reasonably acceptable to Seller and consistent with Buyer’s mark-up of the most recent draft shared between the parties.

Exhibit 1.46

Opinion of Seller’s Counsel

1. The Opinion of Seller’s Counsel to be in customary form reasonably acceptable to Buyer and consistent with Buyer’s mark-up of the most recent draft shared between the parties.

Exhibit 1.48

Parent Guaranty and Non-Competition Agreement

1. See attached form of Guaranty and Non-Competition Agreement.

Exhibit 1.49

Permits

None.

Exhibit 1.50

Permitted Liens

  Interests of lessors in leased Real Property and Equipment as set forth in the relevant Contracts and as provided by Law.
  All exceptions reported on the Title Commitments delivered by Seller to Buyer pursuant to Section 3.21(h) of the Agreement.
  Liens for Taxes not yet due.
  Liens on landlord’s fee simple interest in any leased Real Property.
  Other immaterial Liens that are not reasonably expected to interfere with Buyer’s use of the Assets or items real or personal property held by Seller pursuant to the Contracts or operations of the U.S. Display Business.
  Liens pursuant to the items set forth on Exhibit 3.3, which liens shall be released prior to Closing.

Exhibit 1.52

Plant Sites

1. Production facility located at 555 Aureole St., Winston-Salem, Forsyth County, North Carolina.

2. Production facility located at 4450 Olympic Blvd., Erlanger, Boone and Kenton Counties, Kentucky.

3. Rural Hall Assembly Plant located at Forum 52 Industrial Park, Rural Hall, North Carolina

4. Cinnaminson facility located at 2703 Cindel Dr., Cinnaminson, New Jersey

5. Permanent Display facility located at 2900 Lowery Street, Winston-Salem, North Carolina

6. Sharonville Plant located at 9756 International Blvd., Cincinnati, Ohio

7. Scott Six Industrial Park facility located at 2570 Independence Road, Iowa City, Iowa

Exhibit 1.53

Real Property

    Owned Real Estate.

a.	Production facility located at 555 Aureole St., Winston-Salem, Forsyth County, North Carolina.

b.	Production facility located at 4450 Olympic Blvd., Erlanger, Boone and Kenton Counties, Kentucky.

    Leased Real Estate.

a.	Moorestown facility located at 1274 N. Church St., Moorestown, New Jersey.

b.	Rural Hall Assembly Plant located at Forum 52 Industrial Park, Rural Hall, North Carolina.

c.	Berkshire Corporate Park facility located at 9 Berkshire Blvd., Bethel, Connecticut.

d.	Salem Business Park facility located at 3300 Old Lexington Rd., Winston-Salem, North Carolina.

e.	Cinnaminson facility located at 2703 Cindel Dr., Cinnaminson, New Jersey.

f.	Beverly facility located at 100 Cummings Center, Boston, Massachusetts.

g.	Office space located at Nos. 212, 213 and 214, 1010 N. Central Avenue, Glendale, California 91202.

h.	Westmont facility located at Executive Place II, Westmont, Illinois.

i.	Permanent Display facility located at 2900 Lowery Street, Winston-Salem, North Carolina.

j.	Sharonville Plant located at 9756 International Blvd., Cincinnati, Ohio.

k.	Scott Six Industrial Park facility located at 2570 Independence Road, Iowa City, Iowa.

3. Recommendations Regarding Sprinklers at Erlanger

At the time that Chesapeake acquired the Erlanger plant in 1996, our insurers, IRI, judged the building’s sprinkler system to be adequate. In 1998, however, an IRI Loss Prevention Survey report indicated that the sprinkler system was of unacceptable design for the storage configuration. The area at issue was the racked warehousing in the north end of the plant, which had previously been used for incidental storage.

Estimates for upgrading the sprinkler system range from $100,000 to $300,000.

During the renewal of property coverage for the 6/01/00 to 6/01/01 term, IRI required an additional facultative premium of $42,000 for the Erlanger sprinkler system issue.

Exhibit 1.58

Special Accounting Principles

I. Financial Statements.

1. "Obsolete inventory" shall be defined as "inventory that is no longer required for manufacture of products or is no longer salable at regular prices determined on a basis consistent with current practices."

2. The Financial Statements shall be unaudited.

3. The Financial Statements shall be condensed.

4. The Financial Statements shall include income statements for the fiscal years ended December 31, 1998, 1999, and 2000, and a balance sheet as of December 31, 2000.

5. The Financial Statements shall exclude balance sheets as of December 31, 1998, and 1999, and statements of cash flows for the fiscal years ended December 31, 1998, 1999, and 2000, and shall have no notes to the Financial Statements.

6. Inventory valuation method:
    Inventory is valued at the lower of cost or market determined by a standard cost system. All standard costs for 2001 were updated on December 31, 2000. Standard costs are analyzed quarterly for any changes in actual costs and are updated accordingly. Work center costing rates were calculated based on 2001 budgeted activity levels and costs. Based on projected utilization for 2001, each work center’s total costs were broken down into hourly cost rates for labor and overhead.
    Standard costs for roll stock were based on December 2000 actual purchase prices. Other material costs were based on a review and comparison to the last purchase order cost for each item.
    Manufactured or assembled standard item costs are the sum of the required materials per the bill of materials multiplied by their respective 2001 material cost standard plus the work center time to produce (as determined by the routing for each item) multiplied by the 2001 work center rate per hour.
    All inventory is valued on a standard cost basis approximating average-cost except roll stock, which is valued on a LIFO basis.

II. Interim Financial Statements.

1. "Obsolete inventory" shall be defined as "inventory that is no longer required for manufacture of products or is no longer salable at regular prices determined on a basis consistent with current practices."

2. The Interim Financial Statements shall be unaudited.

3. The Interim Financial Statements shall be condensed.

4. The Interim Financial Statements shall include an income statement for the fiscal quarter ended April 1, 2001, and a balance sheet as of such date, and shall exclude any income statements or balance sheets for any other periods or dates, any statements of cash flows and any notes to the Interim Financial Statements.

5. Inventory valuation method:
    Inventory is valued at the lower of cost or market determined by a standard cost system. All standard costs for 2001 were updated on December 31, 2000. Standard costs are analyzed quarterly for any changes in actual costs and are updated accordingly. Work center costing rates were calculated based on 2001 budgeted activity levels and costs. Based on projected utilization for 2001, each work center’s total costs were broken down into hourly cost rates for labor and overhead.
    Standard costs for roll stock were based on December 2000 actual purchase prices. Other material costs were based on a review and comparison to the last purchase order cost for each item.
    Manufactured or assembled standard item costs are the sum of the required materials per the bill of materials multiplied by their respective 2001 material cost standard plus the work center time to produce (as determined by the routing for each item) multiplied by the 2001 work center rate per hour.
    All inventory is valued on a standard cost basis approximating average-cost except roll stock which is valued on a LIFO basis.

III. Initial Statement of Adjusted Working Capital.

1. Current assets shall exclude the Excluded Assets.

2. Current liabilities shall exclude any liabilities not being assumed by Buyer pursuant to the Agreement (i.e., liabilities other than (a) the Assumed Liabilities, and (b) liabilities arising after the Effective Time of Closing pursuant to the Contracts).

3. Accrued legal expenses and accrued restructuring charges shall be excluded.

4. "Obsolete inventory" shall be defined as "inventory that is no longer required for manufacture of products or is no longer salable at regular prices determined on a basis consistent with current practices."

5. Elections under, modifications and exceptions to GAAP and Seller’s past practice as set forth in the Notes to the Initial Statement of Adjusted Working Capital.

6. Rebates receivable pursuant to Section 2.6 of the Agreement shall be excluded.

7. Inventory valuation methods:
    Inventory is valued at the lower of cost or market determined by a standard cost system. All standard costs for 2001 were updated on December 31, 2000. Standard costs are analyzed quarterly for any changes in actual costs and are updated accordingly. Work center costing rates were calculated based on 2001 budgeted activity levels and costs. Based on projected utilization for 2001, each work center’s total costs were broken down into hourly cost rates for labor and overhead.
    Standard costs for roll stock were based on December 2000 actual purchase prices. Other material costs were based on a review and comparison to the last purchase order cost for each item.
    Manufactured or assembled standard item costs are the sum of the required materials per the bill of materials multiplied by their respective 2001 material cost standard plus the work center time to produce (as determined by the routing for each item) multiplied by the 2001 work center rate per hour.
    All inventory is valued on a standard cost basis approximating average-cost except roll stock which is valued on a LIFO basis.

IV. Final Statement of Adjusted Working Capital.

1. Current assets shall exclude the Excluded Assets.

2. Current liabilities shall exclude any liabilities not being assumed by Buyer pursuant to the Agreement (i.e., liabilities other than (a) the Assumed Liabilities, and (b) liabilities arising after the Closing Date pursuant to the Contracts).

3. Accrued legal expenses, accrued restructuring charges, accrued payroll expenses and accrued payroll taxes shall be excluded.

4. "Obsolete inventory" shall be defined as "inventory that is no longer required for manufacture of products or is no longer salable at regular prices determined on a basis consistent with current practices."

5. Elections under, modifications and exceptions to GAAP and Seller’s past practice as set forth in the Notes to the Final Statement of Adjusted Working Capital.

6. Rebates receivable under any paper supply agreements shall be excluded.

7. Inventory valuation methods:
    Inventory is valued at the lower of cost or market determined by a standard cost system. All standard costs for 2001 were updated on December 31, 2000. Standard costs are analyzed quarterly for any changes in actual costs and are updated accordingly. Work center costing rates were calculated based on 2001 budgeted activity levels and costs. Based on projected utilization for 2001, each work center’s total costs were broken down into hourly cost rates for labor and overhead.
    Standard costs for roll stock were based on December 2000 actual purchase prices. Other material costs were based on a review and comparison to the last purchase order cost for each item.
    Manufactured or assembled standard item costs are the sum of the required materials per the bill of materials multiplied by their respective 2001 material cost standard plus the work center time to produce (as determined by the routing for each item) multiplied by the 2001 work center rate per hour.
    All inventory is valued on a standard cost basis approximating average-cost except roll stock which is valued on a LIFO basis.

9. Insurance proceeds received or receivable shall be excluded from current assets (it being understood that any insurance proceeds received or receivable by Seller for loss or damage after December 31, 2000, of items of tangible personal property of the U.S. Display Business held as of such date (except to the extent such proceeds have been used to repair or purchase items of tangible personal property included in the Assets) shall be included in the Assets without an adjustment to working capital).

Exhibit 1.61

Transition Services Agreement

1. See attached form of Transition Services Agreement.

Exhibit 2.6

Rebates, Programs and Allowances

1. Rebate available under the Paper Products Supply Agreement, dated May 23, 1997, between Chesapeake Corporation and St. Laurent Paper Products Corp.

Exhibit 3.1

Foreign Qualifications

1. Iowa (state of incorporation)

2. California

3. Connecticut

4. Illinois

5. Kentucky

6. Massachusetts

7. Mississippi

8. New Jersey

9. North Carolina

10. Ohio

11. Pennsylvania

Exhibit 3.3

Seller’s Consents

1. Consent of lender with respect to the Amended and Restated Credit Agreement, dated as of February 8, 2001, among Chesapeake Corporation, Chesapeake U.K. Holdings Limited, Chesapeake UK Acquisitions PLC, Chesapeake UK Acquisitions II PLC, Boxmore International PLC, Field Group PLC, Chesapeake Europe, SAS, the Lenders referred to therein, First Union National Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wachovia Bank, N.A., as Documentation Agent, and First Union Securities, Inc., as the Lead Arranger and Sole Book Runner.

2. Consent of lender with respect to the Subsidiary Guaranty, dated as of June 15, 2000, by each Subsidiary of Chesapeake Corporation that is a signatory thereto, including Chesapeake Display and Packaging Company, Chesapeake Packaging Co. and Capitol Packaging Corporation, in favor of First Union National Bank.

3. Consent of lender with respect to the Security Agreement, dated as of December 29, 2000, by Chesapeake Corporation, WTM I Company, Chesapeake Packaging Co., Chesapeake Display and Packaging Company, Capitol Packaging Corporation, Green Printing Company, Delmarva Properties, Inc., Stonehouse Inc., Cary St. Company, and Chesapeake Trading Company, Inc. in favor of First Union National Bank.

4. Consent of lender with respect to the Patent Security Agreement, dated as of December 29, 2000, between Chesapeake Corporation, Capitol Packaging Corporation, Chesapeake Display and Packaging Company, Chesapeake Packaging Co. Consumer Promotions International, Inc. and First Union National Bank.

Exhibit 3.5

Litigation
    River Road Associates v. Chesapeake Display and Packaging Company, No. 98-3594 (SSB) (U.S. Dist. Ct. NJ).
    Jerry J. Peek v. Chesapeake Display & Packaging, et al., Civil Action No. 1:00cv02617 (U.S. Dist. Ct. NJ).
    Patrick Scott Lay v. Chesapeake Display & Packaging Company, d/b/a/ Color Box, No. 00-378-GPM (U.S. Dist. Ct., S.D. Ill.).
    Pablo Defarrari v. Chesapeake Display & Packaging Company, Case No. 760CL01M00035-00 (Richmond City Circuit Ct.).
    Race and gender discrimination and retaliation claims by Cheryl Kimpton and Carla Heard, filed with the Iowa Civil Rights Commission in Des Moines, Iowa, on November 20, 2000 (EEOC Nos. 261110216 and 261110217).
    Fernando Contreras "national origin/ancestry" discrimination claims against Color-Box, LLC (Visalia, California), filed on September 29, 1999, with the California Department of Fair Employment and Housing (EEOC No. 370 99 7444).
    Bedwell v. Chesapeake Display and Packaging Company, No. CV01-02-0369 (Butler County, Ohio Ct. of Common Pleas).
    Threatened lawsuit by George Petker (former Color-Box LLC employee) alleging breach of Non-Compete and Confidentiality Agreement by Chesapeake Display and Packaging Company.
    Claims against former employee Dan Ritz for unjust enrichment, fraud and breach of Non-Compete and Confidentiality Agreement and related claims against Smurfit Stone Corrugated Container Corporation.
    Claims against former employee Ted Gleis arising from Gleis’ Non-Compete and Confidentiality Agreement and related claims against Smurfit Stone Corrugated Container Corporation.
    Claims against former employee Michael Keith arising from Keith’s Non-Compete and Confidentiality Agreement and related claims against Prestige Display and Packaging.
    Letter dated August 4, 2000 from counsel to Daniel P. Moll, former Chesapeake Display and Packaging Company employee, claiming unspecified discrimination against Mr. Moll because his severance payment is allegedly less than similarly-situated Chesapeake Display and Packaging Company employees who were terminated in the same time period. After an exchange of letters, Seller has heard nothing further from Mr. Moll since August 2000.
    All employment related claims related to Chesapeake Display and Packaging Company workforce reduction in 1st Quarter 2001.
    Letter dated January 4, 2001 from counsel for Midwest Quality Gloves, Inc. to Wells Lamont (CD&P customer) demanding that Wells Lamont "cease immediately" from using a glove display system (Midwest’s so-called "Glove Hut") designed and manufactured by Chesapeake Display and Packaging Company to which Midwest claims it has superior intellectual property rights (patent pending). To be assumed by Buyer.
    Letter dated March 17, 2000 from Pack ‘N’ Stack, Inc. counsel to Chesapeake Display and Packaging Company demanding that Chesapeake Display and Packaging Company "immediately cease and desist" from manufacturing, using, and marketing "auto glued trays" to which Pack ‘N’ Stack claims patent rights. Chesapeake Display and Packaging Company has responded. No further notice has been received from Pack ‘N’ Stack. To be assumed by Buyer.
    Consumer’s product liability claim against Hershey Foods Corporation involving alleged infestation of Hershey’s "Pot of Gold" individual cluster product, shipped to CD&P’s Mechanicsburg, Pennsylvania, assembly operation on August 19, 1998, and September 4, 1998; CD&P has been notified by Hershey that CD&P may be added as an addition defendant to lawsuit.
    Norma Falcon vs. Walco et al., Case No. 99186683 (Superior Ct. of Calif., Tulare County).
    Miller Janitorial Service, Inc. and Jerome Miller v. Chesapeake Display and Packaging, Inc., filed on April 9, 2001, in the General Court of Justice, Superior Court Division, for Forsyth County, North Carolina.

Exhibit 3.7

Seller’s Contract Consents

Consents to the assignment to Buyer with respect to the following Agreements:

1. World Park Standard Warehouse Lease, dated March 3, 1997, by and between System Realty Three, Inc. and Chesapeake Display and Packaging Company for the premises located at 9756 International Boulevard, Building 24, Cincinnati, Ohio; Second Amendment to Lease, dated May 9, 2000, by and between Cabot Industrial Properties, L.P. and the Company for the premises located at Building 24, 9756 International Drive Cincinnati, Ohio; and attached Lease Term Termination Agreement, dated May 9, 2000, by and between Cabot Industrial Properties, L.P. and Chesapeake Display and Packaging Company for the premises located at Suites 220 and 225 of Technology Woods at 4701 Creek Road, Blue Ash, Ohio.

2. Lease Agreement, dated June 30, 1995, First Extension and Amendment Agreement, dated July 1, 2000, and Commission Agreement, dated July 19, 2000, by and between Salem Business Park, LLC and Chesapeake Display and Packaging Company for the premises located at Building 43, 3300 Old Lexington Road, Winston-Salem, North Carolina.

3. Lease Agreement, dated March 1, 1998, by and between J.G. Messick & Sons, Inc. and Chesapeake Display and Packaging Company for the premises located at 2900 Lowery Street, Winston-Salem, North Carolina.

4. Lease Agreement, dated December 28, 1992, by and between Forsyth/Chesapeake Partners Limited Partnership and Chesapeake Display and Packaging Company for the premises located at Forum 52 Industrial Park, Rural Hall, Forsyth County, North Carolina.

6. Lease Agreement, dated January 31, 1998, by and between Salem Business Park, LLC and Chesapeake Display and Packaging Company for the premises located at Building 30, 3300 Old Lexington Road, Winston-Salem, North Carolina.

8. Lease Agreement, dated January 24, 2001, between Russell Gerdin and Chesapeake Display and Packaging for the premises located at 2570 Independence Road in Scott Six Industrial Park, Iowa City, Iowa, and Parent Guaranty. Lease and Parent Guaranty to be assumed by Buyer.

9. Commercial Lease, dated October 25, 2000, between Cummings Properties, LLC and CD&P for the premises located 100 Cummings Center, Suite 116F, Beverly, MA 01915.

10. Lease, dated April 30, 1996, between Berkshire Industrial Corporation and CD&P for the premises located at Berkshire Corporate Park, Bethel, CT.

11. Multi-Tenant Industrial Lease, dated December 15, 1997, between 2703 Cindel Drive, LLC and CD&P for the premises located at 2703 Cindel Drive, Cindel Business Park, Cinnaminson, NJ.

12. Lease Agreement, dated March 14, 1996, between Church St. Partners and CD&P for the premises located at 1274 N. Church Street, Moorestown, NJ. Lease expires on June 30, 2001.

13. Assignment of Lease, dated January 1, 1990, between American National Bank and Trust Company of Chicago as Trustee and CD&P for the premises located at 1111 Pasquinelli Dr., Westmont, IL.

14. License of JD Edwards software.

15. License of Harry Rhodes software.

17. Virtuoso Business Centers Service Agreement, dated March 31, 2001, between Viruoso Business Centers and Chesapeake Display and Packaging Company for the lease of the premises at #212, 213 and 214, 1010 N. Central Avenue, Glendale, California 91202, and attached Service Agreement and Amendment.

                Exhibit 3.8

                 Accounts

1. None.

                Exhibit 3.10

                Projections

           U.S. Display Business

   Condensed Financial Projections

for Fiscal Years 2001, 2002 and 2003

                     (unaudited)
(in millions)	Actual 2000	Estimated 2001	Estimated 2002	Estimated 2003

Sales	$ 178.1	$ 170.0	$ 178.0	$ 195.0
Percent growth	(5.8)%	(4.5)%	4.7%	9.6%

Adjusted EBITDA	$ (12.9)	$ 1.0	$ 13.0	$ 27.0
Percent margin	N.M.	0.6%	7.3%	13.8%

Adjusted EBIT*	$ (22.6)	$ (8.7)	$ 3.3	$ 17.3
Percent margin	N.M.	N.M.	1.9%	8.9%

CAPEX	$ 4.2	$ 3.0	$ 5.0	$ 5.0

Working Capital	$ 31.0	$ 31.0	$ 32.0	$ 35.0

* Projected figures include recurring U.S. Display Business headquarters costs

Exhibit 3.12

Taxes

1. The Chesapeake Display and Packaging 1996, 1997, 1998 and 1999 Kentucky Sales and Use Tax Returns are presently under examination by the Kentucky Department of Taxation.

2. The Chesapeake Corporation and Subsidiaries Consolidated 1998 U.S. Form 1120 is presently under examination by the Internal Revenue Service.

3. The Chesapeake Corporation 401(k) Plan for Salaried Employees Form 5500 for the Plan Year Ended December 31, 1998, is undergoing a routine audit by the IRS.

Exhibit 3.13

Employment and Benefits Agreements

  Chesapeake Corporation.
    Chesapeake Corporation Retirement Plan for Salaried Employees (Qualified Pension Plan)
    Chesapeake Corporation Retirement Plan for Hourly Employees (Qualified Pension Plan)
    Chesapeake Corporation Executive Supplemental Retirement Plan. (Pension Plan)
    Chesapeake Corporation 401(k) Savings Plan for Hourly Employees (Qualified Pension Plan)
    Chesapeake Corporation 401(k) Savings Plan for Salaried Employees (Qualified Pension Plan).
    Chesapeake Corporation 401(k) Restoration Plan. (Pension Plan)
    Chesapeake Corporation Long Term Disability Plan for Salaried Employees. (Welfare Plan)
    Chesapeake Corporation Hourly Flex Plan. (Welfare Plan)
    Chesapeake Corporation Flex Plan for Salaried Employees. (Welfare Plan)
    Chesapeake Corporation Group Life, Medical and Dependent Life Plan for Salaried Employees. (Welfare Plan)
    Chesapeake Corporation Travel Accident Plan for Salaried Employees. (Welfare Plan)
    Chesapeake Corporation Employee Assistance Program. (Welfare Plan)
    Chesapeake Corporation Foundation Scholarship Program.
    Chesapeake Corporation Salaried Employees’ Stock Purchase Plan.
    Chesapeake Corporation Hourly Employees’ Stock Purchase Plan.
    Chesapeake Corporation 1998-2000 Cycle of Long-Term Incentive Program under the Chesapeake Corporation 1997 Incentive Plan.
    Chesapeake Corporation Salaried Employees’ Benefits Continuation Plan. (Welfare Plan)
    Chesapeake Corporation Severance Benefits Plan for Employees. (Welfare Plan)
    Chesapeake Corporation 1987 Stock Option Plan.
    Chesapeake Corporation 1993 Incentive Plan.
    Chesapeake Corporation 1997 Incentive Plan.
    Chesapeake Corporation Officers’ Deferred Compensation Program under the Chesapeake Corporation 1997 Incentive Plan.
    Chesapeake Corporation Foundation Employee Matching Gift Program.
    Chesapeake Corporation Sick Leave (Short-Term Disability) Plan for Salaried Employees. (Welfare Plan)
    Chesapeake Corporation Officers’ Incentive Program under the 1997 Incentive Plan.
    All locations have vacation and holiday pay, tuition refund program, and for selected key employees, financial planning and income tax preparation programs.
  Chesapeake Display and Packaging Company.
    Chesapeake Display and Packaging Company North America Incentive Compensation Plan.
    Chesapeake Display and Packaging Company Gain Sharing Plan.
    Chesapeake Display and Packaging Company Group Life, Disability, Medical Plan for Hourly Employees. (Welfare Plan)
    Chesapeake Display and Packaging Sales Commissions Programs and Plans.
    Chesapeake Display and Packaging Company Phantom Stock Bonus Arrangements with the following employees:
      L. Paul Boroughs
      Robert D. Troudt
    Employee Non-Competition and Confidentiality Agreements.
    Employment and Severance Benefits Agreement between Chesapeake Display and Packaging Company and the following employees:
      Leon E. Formanczyk.
      Jeffrey L. Jordy.
      James R. Ghere.
      Robert D. Troudt.
      Lawrence J. Siebert, Jr.
      Kevin S. Hyland.
      Theodore A. Samotis.
      Pierre R. Gioeli.
    Lump Sum Payment Agreements between Chesapeake Display and Packaging Company and the following employees:
      Bruce Hagood.
      Jeff J. Riddle.
      Theodore C. Topalu.
      Richard R. Hastings.
      Gregory M. Dugan.
      Robert J. Boden.
      Robert J. Fix, Jr.
      Todd A. Peterson.
      Daniel D. Miller.
      Patrick R. Connelly.
      Paul J. Crowell.
    Retention Agreements with the following employees at the Marion, Iowa, facility:
      Leahy, Diane S.
      Tuecke, Tara J
      Paulsen, Cheryl L.
      Thibodeaux, Ronald J.
      Bruce Jr., Robert E.
      Engel, Heather L
      Vondracek, Laurie K
      Peterson, Todd A.
      Kuchemann, Thomas H.
      Lees, David P.
      Kirchner, Angela M.
      Sanchez, Antonio L.
      Johnson, Mary L
      Robenalt, John M.
      Rowe, James L.
    Chesapeake Display and Packaging Company Severance Benefits Plan for Employees.
    Employment Agreement, dated March 10, 2000, by and between Chesapeake Display and Packaging Company and Scott Maher.
    Employment Agreement, dated March 9, 2000, by and between Chesapeake Display and Packaging Company and Tracy Cini.
    All locations have vacation and holiday pay, tuition refund program, and for selected key employees, financial planning and income tax preparation programs.

    Exhibit 3.14

    Labor Matters

    1. WARN Act notices were issued on February 6, 2001, in connection with the planned move of the Marion, Iowa, facility to Iowa City, Iowa.

    2. Employment related litigation, charges and disputes set forth on Exhibit 3.5.

    Exhibit 3.17

    Customer Claims Against Seller

    1. Approximately $90,000 claim by Duracell for incorrect pricing.

    2. Approximately $37,000 claim by P&G for duplicate invoices.

    3. Approximately $37,000 in the aggregate of additional claims by customers claiming shortages, credits due, incorrect billing, damaged goods, etc.

    Exhibit 3.18

    Material Adverse Changes

    The following actions taken since December 31, 2000, relating to or in response to Chesapeake Display and Packaging Company’s accounting and profitability difficulties:
        Restatement of financial statements and the corresponding entries and modifications to Chesapeake Display and Packaging Company’s books and records required to accomplish such restatements;
        Inventory write-offs;
        Implementation of the "100 Day Plan";
        Management changes;
        Headcount reductions;
        Office reductions;
        Implementation of a new business model;
        Facility rationalization of the Glendale facility, the Salem Tower at the Winston-Salem facility and the Moorestown facility;
        Relocation of Marion facility operations to Iowa City facility; and
        Operating changes affecting areas including, but not limited to, (i) warehousing and transportation, (ii) overtime and (iii) estimating models.

Exhibit 3.19

Environmental Conditions

(a) 1. Final closure documentation never received for underground storage tanks removed from the Winston-Salem facility in 1989.

2. Tier II reports for the Winston-Salem facility for 1999 and 2000 were filed late.

(b) 1. H&W Privileged Environmental Review Program Report on Cincinnati plant dated March 1999.

2. Michael A. Bellanca safety report on Cincinnati plant dated August 26, 1997.

3. H&W Privileged Environmental Review Program Report on Erlanger plant dated September 4, 1997.

4. Foppe Thelen Group Inc. Phase I environmental report on Erlanger plant dated September 8, 1993.

5. H&W Privileged Environmental Review Program Report on Marion plant dated December 1992.

6. Michael A. Bellanca safety report on Marion plant dated October 25, 1996.

7. Hunton & Williams (Kevin Finto) privileged memo on environmental status at Marion plant dated October 22, 1987.

8. H&W Privileged Environmental Review Program Report on Lowery Street plant in Winston-Salem dated November 1996.

9. Michael A. Bellanca safety report on Rural Hall plant dated September 25, 1997.

10. H&W Privileged Environmental Review Program Report on Rural Hall plant dated January 14, 1997.

11. H&W Privileged Environmental Review Program Report on Rural Hall plant dated September 2, 1999.

12. H&W Privileged Environmental Review Program Report on Winston-Salem plant dated February 26, 1997.

13. H&W Privileged Environmental Review Program Report on Winston-Salem plant dated August 31, 1999.

14. Apex environmental, inc. Limited Site Assessment Report on Groundwater Incident at Winston-Salem plant dated April 2, 2001.

(c) 1. Final closure documentation never received for underground storage tanks removed from the Winston-Salem facility in 1989.

(d) 1. Michael A. Bellanca safety report on Cincinnati plant dated August 26, 1997.

2. Foppe Thelen Group Inc. Phase I environmental report on Erlanger plant dated September 8, 1993.

3. Michael A. Bellanca safety report on Marion plant dated October 25, 1996.

4. Michael A. Bellanca safety report on Rural Hall plant dated September 25, 1997.

5. Apex Environmental, Inc. Limited Site Assessment Report on Groundwater Incident at Winston-Salem plant dated April 2, 2001.

(e) 1. Winston-Salem facility.

A. Notices of Violation ("NOVs") from Forsyth County for failure to report fuel oil usage, dated February 2, 1997 and May 5, 1998.

B. Winston-Salem facility: NOV from Forsyth County for filing late report on fuel oil and natural gas usage, dated February 2, 2000. Civil penalty of $250 paid on April 11, 2000.

C. Winston-Salem facility: Notice of Noncompliance with City of Winston-Salem permit requirements (exceeded TSS limit), March 26, 1998; NOV on March 2, 1999 for TSS exceedance and letter acknowledging TSS exceedance on April 29, 1999. No enforcement action initiated because Facility’s treatment system is model for City.

D. Winston-Salem facility: Final closure documentation never received for underground storage tanks removed in 1989.

E. Winston-Salem facility: Joint Spill Prevention Control and Countermeasure / Release Prevention Control and Countermeasure Plan was not certified by a Registered Professional Engineer.

(f) 1. Winston-Salem Facility.

A. Air Permit No. 00761R2 from Forsyth County. (Consent to transfer to Buyer required.)

B. Wastewater – Industrial User Pretreatment Permit No. 1042 from the City of Winston-Salem, North Carolina. (Consent to transfer to Buyer required.)

C. Storm Water – General Permit No. NCG050000 and Certificate of Coverage No. NCG050028 from the North Carolina Department of Environment and Natural Resources. (Consent to transfer to Buyer required.)

(g) 1. Winston-Salem Facility.

A. Final closure documentation never received for underground storage tanks removed in 1989.

Exhibit 3.20

Related Party Transactions

1. Certain officers and directors of Parent are officers and directors of Seller.

2. Certain support services are provided to Seller by Parent.

3. The Employee Benefit Plans, Pension Plans and Welfare Plans of Parent provided to employees of Seller as set forth on Exhibit 3.13.

4. Employment agreements and other agreements and arrangements between Parent or Seller on the one hand and employees, officers or directors of Seller on the other hand as set forth on Exhibit 3.13.

Exhibit 3.22

Customers
Customer	2000 Sales

Procter and Gamble	$68,781,568
Duracell	29,983,883
Sara Lee	11,915,492
Hershey	10,844,333
Nestle	6,092,355
McNeil	5,630,100
Warner Lambert	4,336,469
RJR Displays	4,199,748
Reynolds Metals	4,001,689
General Mills	3,586,776
Brown and Williamson	2,753,171
John Deere	2,714,161
Ryobi	2,350,149
Gillette	2,106,687
Paramount	1,818,793
Wells Lamong	1,640,419
Colgate	1,539,748
Rayovac	1,524,649
Bayer	1,287,471
Kayser-Roth	1,238,082

Exhibit 4.3

Buyer’s Consents

1. Consent of lender under the Loan Agreement, dated as of January 9, 1998 and as amended, between CorrFlex Graphics, LLC and its subsidiaries, certain individual members of CorrFlex Graphics, LLC and Allied Capital Corporation.

2. Consent of lender under the Loan Agreement, dated as of November 12, 1999 and as amended, between CorrFlex Graphics, LLC and Bank of America, N.A.

3. Consent of investors under the Investment Agreement, dated December 27, 1999, between CorrFlex Graphics, LLC and its subsidiaries, certain individual members of CorrFlex Graphics, LLC, Allied Capital Corporation and Core Capital Partners, LP.

Exhibit 5.1

Actions Not in Regular Course

1. None.

Exhibit 5.9

Environmental Due Diligence

Part 1 - Specifications for Performance of Phase I Investigation

The Phase I Investigation shall be performed in accordance with (a) the standards promulgated by the American Society of Testing and Materials ("ASTM") designation E 1527-00, as set forth in the document entitled "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process ("ASTM Standard"), and (b) the letter, dated April 9, 2001, from Environmental Resources Management to Robinson, Bradshaw & Hinson, P.A., counsel to Buyer.

Part 2 - Environmental Conditions

1. Existence of unremediated leaking underground storage tanks (as defined in 40 CFR Part 280).

2. Existence of municipal or industrial solid waste landfills, as defined under applicable state law.

3. Existence of hazardous waste management unit as defined in 40 CFR Part 260.10.

4. Plant Site is listed on the National Priorities List (40 CFR Part 300 App A).

5. Plant Site is listed on the CERCLIS list.

6. Plant Site includes areas upon which there has been a release of petroleum products or Hazardous Materials in sufficient quantities to require reporting and remediation under 40 CFR Part 300 or analogous state law.
    Plant Site is currently in violation of any Environmental Law.
    Existence of any "recognized environmental condition" as that term is defined in ASTM E 1527-00 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process).

Part 3 - Remediation Plans

The parties contemplate that any agreed upon Remediation Plan will provide that:

  Seller shall remediate the specified Environmental Conditions (the "Remediation Items") as soon as practical so that each such item complies with applicable Environmental Laws, as in effect on the date such compliance is achieved, in the most reasonably cost-effective manner that is practicable and that is consistent with the operations and facilities of Seller as of the Effective Time of Closing, including, without limitation, the provision of notice to appropriate governmental agencies as required by Law (the "Remediation Work");
  All Remediation Work shall be conducted under Seller’s control and at Seller’s sole cost and expense;
  Seller shall be responsible for all Losses (including, without limitation, the payment of all fees (including expert and consulting fees), penalties or fines) in connection with the matters that are the subject of the Remediation Work for periods prior to the completion of the applicable Remediation Work, it being understood that the cost and expense of continuing to operate in compliance with applicable Environmental Laws during and following completion of the Remediation Work shall be the responsibility of Buyer;
  All Remediation Work shall be conducted in a prompt, good and workmanlike manner and in material compliance with all Environmental Laws then in effect, it being understood that representatives of Buyer shall be entitled to be present to observe all Remediation Work and to review all relevant books and records related thereto (except those protected by the attorney-client privilege);
  Buyer shall be entitled to participate with Seller in significant meetings and negotiations with governmental authorities regarding any Remediation Items; and
  With respect to any Remediation Items as to which Remediation Work is not complete before Closing, (i) Seller will agree to use its commercially reasonable best efforts to complete such Remediation Work within six months after the Closing Date, (ii) Buyer will agree to provide Seller, and Seller’s authorized agents, with reasonable access to the applicable Plant Sites to complete such Remediation Work, and (iii) Seller will agree to indemnify and hold harmless Buyer from any and all Losses incurred by Buyer as a result of Seller’s undertaking and/or completing such Remediation Work after Closing.